UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant ☒                             Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to Rule 14a-12

ECHO THERAPEUTICS, INC.
(Name of the Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ECHO THERAPEUTICS, INC.
8 Penn Center
1628 JFK Boulevard, Suite 300
Philadelphia, Pennsylvania 19103

NOTICE OF 2012 ANNUAL MEETING OF SHAREHOLDERS
To be held on June 20, 2012

To the Shareholders of Echo Therapeutics, Inc.:

  Notice is hereby given that the 2012 Annual Meeting of Shareholders (the “Annual Meeting”) of Echo Therapeutics, Inc., a Delaware corporation (the “Company”), will be held at 1:00 p.m., local time, on June 20, 2012, at the Company’s offices located at  8 Penn Center, 1628 JFK Boulevard, Philadelphia, Pennsylvania 19103, to consider and act upon the following proposals:

1.	To elect two Class I directors to the Company’s Board of Directors;

2.
To approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of common stock from one hundred million (100,000,000) to one hundred fifty million (150,000,000);

3.
To approve an amendment to the Company’s 2008 Equity Incentive Plan (the “2008 Plan”) to increase the maximum number of shares of common stock available under the 2008 Plan from four million seven hundred thousand  (4,700,000) to ten million (10,000,000);

4.	To approve, on an advisory basis, the Company’s named executive officer compensation;

5.	To approve, on an advisory basis, the frequency of future advisory executive compensation votes;

6.	To ratify the appointment of Wolf & Company, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012; and

7.	To transact such other business, if any, as may properly come before the meeting or any adjournments thereof.

The Board of Directors of the Company has no knowledge of any other business to be transacted at the Annual Meeting. Only holders of record of the Company’s common stock, $.01 par value per share, at the close of business on April 23, 2012 are entitled to notice of and to vote at the Annual Meeting. All shareholders are cordially invited to attend the Annual Meeting in person.

To ensure your representation at the Annual Meeting, you are urged to vote by (i) marking, signing and dating your proxy card and returning it in the postage-prepaid envelope, (ii) calling the toll-free number on your proxy card, (iii) visiting the website listed on your proxy card, or (iv) attending the Annual Meeting and voting in person.  You may revoke your proxy in the manner described in the Proxy Statement at any time before it has been voted at the Annual Meeting. Any shareholder attending the Annual Meeting may vote in person even if he or she has returned a proxy.

NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 20, 2012: THE ANNUAL REPORT AND PROXY STATEMENT ARE ALSO AVAILABLE ONLINE AT WWW.PROXYCONNECT.COM/ECHO.

By Order of the Board of Directors,

Kimberly A. Burke, Secretary
Philadelphia, Pennsylvania

May 7, 2012

ECHO THERAPEUTICS, INC.
8 Penn Center
1628 JFK Boulevard, Suite 300
Philadelphia, Pennsylvania 19103

PROXY STATEMENT

For the 2012 Annual Meeting of Shareholders
To be held on June 20, 2012

GENERAL

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Echo Therapeutics, Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”), for use at our 2012 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 1:00 p.m., local time, on June 20, 2012, at our offices located at 8 Penn Center, 1628 JFK Boulevard, Philadelphia, Pennsylvania 19103, or at any adjournments thereof.  The Notice of Annual Meeting, this Proxy Statement, the accompanying proxy card and our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 are expected to be first sent or given to shareholders commencing on or about May 7, 2012. Our principal executive offices are located at 8 Penn Center, 1628 JFK Boulevard, Suite 300, Philadelphia, Pennsylvania 19103, and our telephone number is 215-717-4100.

SOLICITATION

The cost of soliciting proxies, including expenses in connection with preparing and mailing the proxy materials, will be borne by the Company. Copies of solicitation materials will be furnished to brokerage houses, nominees, fiduciaries and custodians to forward to beneficial owners of the Company’s common stock, $.01 par value per share (“Common Stock”), held in their names. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of the Common Stock for their reasonable expenses in forwarding solicitation materials to such beneficial owners. In addition to the original solicitation of proxies by mail, the Company’s directors, officers and other employees may, without additional compensation, solicit proxies by telephone, facsimile, electronic communication and personal interviews.

RECORD DATE, OUTSTANDING SHARES AND VOTING RIGHTS

The Board of Directors has fixed April 23, 2012 as the record date for determining holders of Common Stock who are entitled to vote at the Annual Meeting. As of April 13, 2012, the Company had approximately 38,836,022 shares of Common Stock outstanding and entitled to be voted. Each share of Common Stock entitles the record holder to one vote on each matter to be voted upon at the Annual Meeting. A majority of the shares of Common Stock issued and outstanding and entitled to vote at the Annual Meeting will constitute a quorum for all matters. Votes withheld, abstentions and broker non-votes shall be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting.

The affirmative vote of the holders of a plurality of the votes cast at the Annual Meeting is required for the election of the Class 1 directors (Proposal No. 1). The affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote is required to approve the amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of Common Stock from one hundred million (100,000,000) to one hundred fifty million (150,000,000) (Proposal No. 2). The affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy and voting on the matter is required to approve the amendment to the Company’s 2008 Equity Incentive Plan (the “2008 Plan”) to increase the maximum number of shares of Common Stock available under the 2008 Plan from four million seven hundred thousand (4,700,000) to ten million (10,000,000) (Proposal No. 3). The affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy and voting on the matter is required to approve, on an advisory basis, the Company’s named executive officer compensation (Proposal No. 4). The affirmative vote of the holders of a plurality of the votes cast at the Annual Meeting is required to approve, on an advisory basis, the frequency of future advisory executive compensation votes (Proposal No 5). The affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy and voting on the matter is required to ratify the appointment of Wolf & Company, P.C. (“Wolf & Company”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012 (Proposal No. 6).

With respect to the election of the directors, assuming a quorum is present, the nominees receiving the highest number of votes cast at the Annual Meeting will be elected. With respect to the approval of the amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of Common Stock, it will be approved if the holders of a majority of the shares of Common Stock entitled to vote on the proposal vote FOR the proposal. With respect to the approval, on an advisory basis, of the frequency of future advisory executive compensation votes, the alternative receiving the highest number of votes cast at the Annual Meeting will be the act of the stockholders. With respect to (i) the approval of the amendment of the 2008 Plan to increase the maximum number of shares of Common Stock, (ii) the approval, on an advisory basis, of the Company’s named executive officer compensation, and (iii) the ratification of the appointment of Wolf & Company as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012, each will be approved if a majority of the shares present in person or by proxy and casting a vote on the proposal vote FOR the proposal. If you mark your proxy as “Withhold Authority” or “Abstain” on any matter, or if you give specific instructions that no vote be cast on any specific matter, the shares represented by your proxy will not be voted on that matter, but will count in determining whether a quorum is present.

Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because the brokers do not have discretionary voting authority and have not received instructions as to how to vote on those proposals (so called “broker non-votes”) are also considered in determining whether a quorum is present. Broker non-votes and abstentions will not affect the outcome of the vote on Proposal No. 6 but they will have the same effect as a vote “against” Proposal Nos. 1, 2, 3, 4 and 5.

To vote by mail, please sign, date and complete the enclosed proxy card and return it in the enclosed envelope. No postage is necessary if the proxy card is mailed in the United States. To vote by phone or electronically through the Internet, follow the instructions on the enclosed proxy card.  If you hold your shares through a bank, broker or other nominee, they will give you separate instructions for voting your shares.

REVOCABILITY OF PROXY AND VOTING OF SHARES

Any shareholder giving a proxy has the power to revoke it at any time before it is exercised. The proxy may be revoked by filing an instrument of revocation or a duly executed proxy bearing a later date with the Secretary of the Company, at the Company’s principal executive offices, located at 8 Penn Center, 1628 JFK Boulevard, Suite 300, Philadelphia, Pennsylvania 19103. The proxy may also be revoked by attending the Annual Meeting, giving notice of revocation and voting in person. Attendance at the Annual Meeting, by itself, will not constitute revocation of a proxy. If not revoked, the proxy will be voted at the Annual Meeting in accordance with the shareholder’s instructions indicated on the proxy card. If no instructions are indicated, the proxy will be voted:

•	FOR the election of the director nominees named herein;

•
FOR the approval of an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from one hundred million (100,000,000) to one hundred fifty million (150,000,000);

•
FOR the approval an of amendment to the 2008 Plan to increase the maximum number of shares of Common Stock available under the 2008 Plan from four million seven hundred thousand (4,700,000) to ten million (10,000,000);

•	FOR the approval, on an advisory basis, of the Company’s named executive officer compensation;

•	FOR the approval, on an advisory basis, of the frequency of future advisory executive compensation votes;

•	FOR the ratification of the appointment of Wolf & Company as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012; and

•	In accordance with the judgment of the proxy holders as to any other matter that may be properly brought before the Annual Meeting or any adjournments thereof.

All shares represented by proxies will be voted in accordance with the shareholders’ instructions and, if no choice is specified, the shares represented by proxies will be voted in favor of the matters set forth in the accompanying Notice of Annual Meeting of Shareholders.

OTHER MATTERS

The Board of Directors does not know of any other matter which may come before the Annual Meeting. If any other matters are properly presented to the Annual Meeting, it is the intention of the person named as proxy in the accompanying proxy card to vote, or otherwise to act, in accordance with their best judgment on such matters.

PROPOSAL 1

 ELECTION OF DIRECTORS

The Board of Directors is currently fixed at five directors divided into three classes with staggered terms for each class. As of April 13, 2012, we have four directors, two of whom are Class I directors whose terms expire in 2012, one of whom is a Class II director whose term expires in 2013 and one of whom is a Class III director whose term expires in 2014.  We currently have one vacant Class III director position and our Nominating Committee is actively conducting a search for the appropriate candidate to fill this position.

As set forth in the following table, the Board of Directors has nominated and recommended William F. Grieco and James F. Smith for election to the Board of Directors as Class I directors for a term of three years. Each Class I director will hold office until a successor has been duly elected and qualified or until his earlier death, resignation or removal.  Mr. Grieco and Mr. Smith are currently serving as Class I directors of the Company, Mr. Enright is currently serving as a Class II director of the Company, and Dr. Mooney is currently serving as a Class III director of the Company. Shares represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for the nominees will be voted FOR the election of each nominee. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve, but if such should be the case, the proxies may be voted for the election of one or more substitute nominees.

Name and Year Director First Became a Director	Position(s) with the Company

William F. Grieco (2011)	Director
James F. Smith (2011)	Director

* * * *

The Board of Directors unanimously recommends a vote “FOR” the nominees listed above.

Directors

Our current directors are as follows:

Name	Age	Position(s) with the Company
Vincent D. Enright (2008) (1)(2)(3)	68	Director
William F. Grieco (2011) (1)(2)(3)	58	Director
Patrick T. Mooney, M.D. (2007)	44	Chief Executive Officer, President and Chairman of the Board of Directors
James F. Smith (2011) (1)(2)(3)	62	Director

(1)	Member of Audit Committee of the Board of Directors.

(2)	Member of Compensation Committee of the Board of Directors.

(3)	Member of Nominating and Corporate Governance Committee of the Board of Directors.

Set forth below is a biographical description of each of our directors based on information supplied by each individual.

Mr. Enright was appointed to our Board of Directors in March 2008 and his current term of office expires in 2013. Mr. Enright currently serves as a director of 16 funds, Chairman of the Audit Committee of six funds and as a member of the Audit Committee of 12 funds managed by Gabelli Funds, LLC, and a mutual fund manager, positions he has held since 1991. In July 2011, Mr. Enright became a member of the Board of Directors of The LGL Group, Inc., an electronics manufacturing company, where he serves as a member of the Auditing and Compensation Committees. Mr. Enright served as Senior Vice President and Chief Financial Officer of KeySpan Corporation, a NYSE public utility company, from 1994 to 1998. He previously served as a director of Aphton Corporation, a biopharmaceutical company, from September 2004 through November 2006 (NASDAQ: APHT). Mr. Enright holds a B.S. degree in Accounting from Fordham. Mr. Enright’s significant financial expertise, including his experience as Chief Financial Officer and Chairman of the Audit Committee at public companies, and his prior experience as a director of a public pharmaceutical company make him an integral member of our Board of Directors.

Mr. Grieco was appointed to our Board of Directors in February 2011 and his current term expires in 2012. He served as a Director of PHC, Inc., a behavioral health company, from 1997 to 2011. Since 2008, Mr. Grieco has served as the Managing Director of Arcadia Strategies, LLC, a legal and business consulting organization servicing healthcare, science and technology companies. From 2003 to 2008 he served as Senior Vice President and General Counsel of American Science and Engineering, Inc., an x-ray inspection technology company. He served as Senior Vice President and General Counsel of IDX Systems Corporation, a healthcare information technology company. Previously, he was Senior Vice President and General Counsel for Fresenius Medical Care North America, a dialysis products and services company. Prior to that, Mr. Grieco was a partner at Choate, Hall & Stewart, a general service law firm. Mr. Grieco received a B.S. from Boston College, a M.S. in Health Policy and Management from Harvard University and a J.D. from Boston College Law School. The Board determined that Mr. Grieco's legal and healthcare expertise, executive management and business experience, and his education and training make him a well-qualified addition to our Board and provide the Board with valuable expertise in the healthcare technology arena as it moves forward.

Dr. Mooney was engaged as our Chief Executive Officer in 2007 and as our President in 2009. In 2008, Dr. Mooney was appointed Chairman of the Board of Directors. Dr. Mooney’s current term of office as Chief Executive Officer, President and Chairman of the Board of Directors expires in 2012 and his term as a director expires in 2014. Dr. Mooney previously served as President, Chief Executive Officer and Director of Echo Therapeutics, Inc. (a privately-held pharmaceutical company prior to its merger with Sontra Medical Corporation) from 2006 to 2007. Prior to joining Echo Therapeutics, Inc., Dr. Mooney was President, Chief Executive Officer and Chairman of Aphton Corporation (NASDAQ: APHT), a biopharmaceutical company, from 2004 to 2006. Dr. Mooney was a Senior Biotechnology Analyst at Thomas Weisel Partners, LLC, a full service merchant banking firm, and a Senior Biotechnology Analyst at Janney Montgomery Scott, LLC, a full services investment banking firm. He graduated from the Jefferson Medical College of Thomas Jefferson University and trained as a surgical resident at Thomas Jefferson University Hospital. Dr. Mooney currently serves on the Board of Directors of Metastat, a cancer therapy company, to which he was appointed in March 2012. From June to September 2010, Dr. Mooney was a member of the Board of Directors of Quantrx Biomedical Corporation, a healthcare diagnostics company. Dr. Mooney’s knowledge of the capital markets, his experience as the Chief Executive Officer and Chief Medical Officer of Aphton, and his medical training provide invaluable expertise to our Board and executive management team in matters regarding our operations, product development, capital requirements and strategic direction.  During Dr. Mooney’s tenure at Aphton Corporation, on May 23, 2006, Aphton Corporation declared bankruptcy under Chapter 11 of the United States Bankruptcy Code. At the time the bankruptcy was declared, James F. Smith, another director of the Company, was the Chief Financial Officer of Aphton Corporation.

Mr. Smith was appointed to our Board of Directors in February 2011 and his current term expires in 2012.  From October 2007 to December 31, 2011, Mr. Smith served as Vice President and Chief Financial Officer of Orchid Cellmark (NASDAQ: ORCH), an international provider of DNA testing services primarily. From 2004 to 2006, Mr. Smith served as Vice President and Chief Financial Officer of Aphton Corporation (NASDAQ: APHT).  Mr. Smith’s extensive financial management expertise and his experience with all aspects of finance, including control, financial reporting, tax, treasury, and merger and acquisitions, primarily in the healthcare industry, make him uniquely qualified to serve on our Board and as the Chairman of the Audit Committee.

PROPOSAL 2

APPROVAL OF AN AMENDMENT TO ECHO THERAPEUTICS, INC.’S CERTIFICATE OF INCORPORATION
TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

On January 23, 2012, the Board of Directors approved an amendment to the Company's Certificate of Incorporation to increase the authorized shares of Common Stock from ONE HUNDRED MILLION (100,000,000) to ONE HUNDRED FIFTY MILLION (150,000,000). A form of the Amended and Restated Certificate of Incorporation is attached hereto as Appendix A.

We are engaged in the research and development of our products and in conducting clinical trials. We have funded our operations since inception primarily through private sales of its Common Stock and preferred stock, the issuance of convertible promissory notes and secured promissory notes, and cash received from the exercises from Common Stock purchase options and warrants.  We are currently authorized to issue 100,000,000 shares of Common Stock.

While a significant portion of these options and warrants have exercise prices that are in excess of the current market price of the Common Stock, we must keep a sufficient number of our authorized but unissued Common Stock reserved for issuance upon the exercise of these options and warrants so long as they are outstanding.

As of April 13, 2012, 38,836,022 shares of Common Stock were issued and outstanding excluding approximately:

(i)  6,518,138 shares reserved for issuance upon the exercise of options and awards currently outstanding or that may be in the future be outstanding under the Company's stock-based compensation plans;

(ii)  7,477,529 shares of Common Stock issuable upon the exercise of warrants; and

(iii)  12,980,185 shares of Common Stock issuable upon conversion of convertible preferred stock sold or issued in private placements.

We are currently authorized to issue 40,000,000 shares of preferred stock. As of April 13, 2012, approximately 3,015,974 shares of preferred stock, comprised of Series C Preferred Stock and Series D Convertible Preferred Stock, were outstanding.

Reasons for Amendment

We do not generate any revenues and will continue to finance our operations through the sale of our capital stock, including convertible securities. While we are exploring all financing and strategic alternatives, we will most likely need to continue to raise funds through the sale of our capital stock in order to continue our operations and product development without interruption. We are not currently negotiating any offering that would result in the issuance of the Common Stock which would become available for sale as a result of shareholder approval of this Proposal No. 2; however, we will not be able to conduct an offering at any future time unless we have sufficient authorized but unissued shares of Common Stock available under our Certificate of Incorporation.

The Board of Directors believes that it is prudent to increase the number of authorized shares of Common Stock to the proposed level in order to provide a reserve of shares available for issuance in connection with possible future action, including, without limitation, the issuance in private or public sales of equity securities or convertible securities as a means of raising working capital or in connection with strategic alliances. Having such additional authorized Common Stock available for issuance in the future would allow the Board of Directors to issue shares of Common Stock without delay and enable us to engage in financing transactions and/or strategic alliances and take advantage of changing market and financial conditions on a more timely basis as determined by the Board of Directors.

General Effect of the Amendment

Upon approval of this Proposal 2, the Amended and Restated Certificate of Incorporation (a form of which is attached hereto as Appendix A) will be filed with the Secretary of State of the State of Delaware and the number of authorized shares of Common Stock will be increased from 100,000,000 shares to 150,000,000 shares.

        The additional Common Stock to be authorized by adoption of the Amendment would have rights identical to our currently outstanding Common Stock. Adoption of the proposed Amendment and subsequent issuance of the Common Stock would not affect the rights of the holders of currently outstanding Common Stock, except for effects incidental to increasing the number of shares of our Common Stock.

Current holders of Common Stock do not have preemptive or similar rights, which means that current shareholders do not have a prior right to purchase any new issue of capital stock of the Company in order to maintain their proportionate ownership of such stock. The authorization of additional shares of Common Stock might potentially dilute the voting power and percentage ownership of existing shareholders.

If the proposed Amendment is approved, the Board of Directors may cause the issuance of additional shares of Common Stock without further vote of our shareholders, except as provided under Delaware corporate law or under the rules of any national securities exchange or automated quotation system on which shares of our Common Stock are then listed. If the Amendment is adopted, it will become effective upon filing of the Amended and Restated Certificate of Incorporation (a form of which is attached hereto as Appendix A) with the Secretary of State of the State of Delaware.

The increase in authorized shares is not being proposed as a means of preventing or dissuading a change in control or takeover of the Company; however, use of these shares for such a purpose is possible. Shares of authorized but unissued or unreserved Common Stock, for example, could be issued in an effort to dilute the stock ownership and voting power of persons seeking to obtain control of the Company or could be issued to purchasers who would support the Board of Directors in opposing a takeover proposal. In addition, the increase in authorized shares, if approved, may have the effect of discouraging a challenge for control or make it less likely that such a challenge, if attempted, would be successful. Our Board of Directors and executive officers have no knowledge of any current effort to obtain control of the Company or to accumulate large amounts of Common Stock.

* * * *

The Board of Directors unanimously recommends a vote “FOR” the amendment of the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock.

PROPOSAL 3
APPROVAL OF AN AMENDMENT TO ECHO THERAPEUTICS, INC. 2008 EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF AUTHORIZED SHARES

At the 2008 Annual Meeting of Shareholders, the shareholders approved the Echo Therapeutics, Inc. 2008 Equity Incentive Plan (the “2008 Plan”) and at the 2010 Annual Meeting of Shareholders, the shareholders approved an amendment to the 2008 Plan which increased the maximum number of shares of our Common Stock that may be issued under the 2008 Plan to 4.7 million shares.  The 2008 Plan currently authorizes 4.7 million shares of our Common Stock for awards.

At this Annual Meeting, shareholders will be asked to approve an amendment to the 2008 Plan in order to increase the maximum number of shares of our Common Stock that may be issued under the 2008 Plan by 5.3 million shares (the “Amendment”), to an aggregate of 10 million shares. As of April 13, 2012, there were 3,089,750 shares subject to outstanding grants and 1,480,250 shares remaining available for future grants under the 2008 Plan. The Amendment would result in 6,780,250 shares, subject to adjustment for certain changes in our capitalization as more fully described below, available for future grants under the 2008 Plan.

On January 23, 2012, our Board of Directors adopted the Amendment subject to approval by the shareholders. The Board of Directors believes that the ability to distribute equity grants under the 2008 Plan is important for our continued growth and success and that the number of shares available for future grants is inadequate to achieve the purpose of the Plan, which is to attract and retain the best possible individuals to promote our success. We are not seeking to increase the annual employee limit under the 2008 Plan or to amend any other feature of the 2008 Plan.

The 2008 Plan provides for grants of the following incentive awards to employees, consultants and non-employee directors of the Company and of certain of its affiliates: incentive stock options (to employees only), nonqualified stock options, and restricted stock. The following is a brief summary of the 2008 Plan. A copy of the 2008 Plan, as amended, is attached hereto as Appendix B. This summary is qualified in its entirety by the specific language of the 2008 Plan.

General

Common Stock Available.  The maximum number of shares of our Common Stock available under the 2008 Plan for incentive stock options, nonqualified stock options and restricted stock awards as well as other types of awards is currently 4.7 million. The Amendment would increase this limit to 10 million. The 2008 Plan also includes annual limits on grants that may be made to individual employees. The 2008 Plan current limits and the annual employee limits for awards are as follows:

Type of Award	Current Plan Limit	Annual Employee Limit
Options	4.7 million shares	425,000 shares
Restricted Stock	4.7 million shares	425,000 shares

Each of the above limitations is subject to adjustment for certain changes in our capitalization such as stock dividends, stock splits, combinations or similar events. If an award expires, is terminated, canceled or forfeited, the Common Stock not issued under the award will again become available for grant under the 2008 Plan. If any option is exercised by surrendering Common Stock or by having Common Stock withheld, or if tax obligations are paid by surrendering Common Stock or by having Common Stock withheld, only the number of shares issued net of shares withheld or surrendered will be deemed delivered under the 2008 Plan. On April 13, 2012, the closing price reported on NASDAQ of a share of the Company’s Common Stock was $1.87.

Eligibility.  Employees, consultants and non-employee directors of the Company and of certain affiliates are eligible to receive awards under the 2008 Plan; however, consultants and non-employee directors are not eligible to receive incentive stock options. There are approximately thirty employees, five consultants, and three non-employee directors who are eligible to receive awards under the 2008 Plan.

Administration.  The 2008 Plan is administered by the Compensation Committee of the Board of Directors (the “Committee”), which has the authority to interpret the plan and to adopt, amend and repeal rules and regulations for its administration. In addition to the Committee, the Board has delegated to Dr. Mooney the power to grant awards under the Plan having an exercise price at or above fair market value; provided that Dr. Mooney may not grant more than 200,000 shares to any employee or consultant in a fiscal year, he may not grant more than an aggregate of 2,000,000 shares per fiscal year, and he may not make any awards to himself or any named executive officer.

Subject to any applicable limitations contained in the 2008 Plan, the Committee may select the recipients of awards and determine (i) the number of common shares covered by options and the dates upon which such options become exercisable, (ii) the exercise price of options (which may not be less than fair market value of the underlying shares), (iii) the duration of options (which may not be for longer than 10 years), (iv) the number of common shares subject to any restricted stock, and (v) the terms and conditions of such awards, including conditions for the vesting and purchase of such common shares.

The Committee is required to make appropriate adjustments in connection with the 2008 Plan and any outstanding awards to reflect stock splits, stock dividends, recapitalizations and other similar changes in our capitalization. If a “Change in Control” (as defined in the 2008 Plan) occurs, each outstanding award to an employee, consultant or non-employee director who has not yet had a termination of service will become fully vested (unless the applicable award agreement provides otherwise). The 2008 Plan also addresses the consequences of a merger or consolidation of the Company with or into another entity (and similar transactions), whether or not a Change in Control. In the event of such a transaction, the Committee may terminate all or a portion of any outstanding awards, if it determines that termination is in the best interests of the Company. If the Committee decides to terminate outstanding options, it will give each grantee holding an option to be terminated at least seven days’ advance notice of the termination. Upon such notice, any such option may be exercised before the termination of the option. Also, the Committee, in the event of such a transaction, may accelerate, in whole or in part, the vesting of any option and/or any restricted stock.

Stock Options

The Committee may award incentive stock options and nonqualified stock options. Incentive stock options offer employees certain tax advantages that are not available for nonqualified stock options. The Committee determines the terms of the options, including the number of shares of Common Stock subject to the options, the exercise price, and when the option becomes exercisable; however, the term of an incentive stock option may not exceed 10 years (five years in certain cases) and the exercise price per share may not be less than the fair market value of a share of Common Stock on the date the option is granted (110% of fair market value in certain cases).

When an employee, a consultant or a non-employee director terminates service, his or her option may expire before the end of the otherwise applicable option term. For example, if an employee, a consultant or a non-employee director terminates his or her service for a reason other than retirement, death or disability, his or her options generally remain exercisable for up to three months after termination of service, unless the award agreement provides for a different exercise period. Termination of service by reason of death or disability generally causes the option to terminate one year after such termination, unless the award agreement provides for a different exercise period.

The exercise price may be paid in cash. The Committee may also permit payment of the exercise price in any of the following ways: (i) in shares of our Common Stock previously acquired by the grantee, (ii) in shares of our Common Stock newly acquired by the grantee as a result of the exercise, (iii) through a so-called broker-financed transaction, (iv) through a loan from us that meets certain requirements, or (v) in any combination of the foregoing methods.

Restricted Stock

The Committee may make restricted stock awards to employees, consultants and non-employee directors (for any or no consideration), subject to any restrictions the Committee may determine. The Committee may accelerate the date(s) on which the restrictions will lapse. Before the lapse of restrictions on shares of restricted stock, the grantee will have voting and dividend rights on the shares. Any grantee who makes an election under section 83(b) of the Code with respect to restricted stock, regarding the immediate recognition of income, must provide the Company with a copy of the election within 10 days of filing the election with the Internal Revenue Service.

Miscellaneous

Transferability.  Awards generally are not transferable, except by will or under the laws of descent and distribution. The Committee has the authority; however, to permit an employee, consultant or non-employee director to transfer nonqualified stock options to certain permitted transferees.

Acceleration of Vesting.  The Committee may, in its discretion, accelerate the date on which stock options may be exercised, and may accelerate the date of termination of the restrictions applicable to restricted stock, if it determines that to do so would be in our best interests.

Effective Date.  The 2008 Plan became effective April 1, 2008 and was amended and restated as of May 1, 2009 and August 1, 2010.

Amendment and Termination.  The 2008 Plan will automatically terminate on April 1, 2018, unless it is terminated sooner by the Board of Directors. The Committee may amend outstanding awards, provided such amendment does not adversely affect the rights of the grantee. The Board of Directors may amend or suspend the 2008 Plan. Shareholder approval, however, is required for (i) any material amendment to the 2008 Plan, (ii) any change in the employees eligible to receive incentive stock options or the number of shares available for the granting of incentive stock options (other than adjustment for certain changes in our capitalization), and (iii) any change in the material terms of a “performance goal” (for purposes of section 162(m) of the Code).

Plan Benefits

The amount and timing of all awards under the 2008 Plan are determined in the sole discretion of the Committee and Dr. Mooney, as applicable, and therefore cannot be determined in advance.

The chart below sets forth the number of shares underlying options and restricted stock that the Company has granted to the following individuals and groups under the 2008 Plan:

Name and Position	Dollar Value ($) (1)	Number of Shares Underlying Options (1)(2)	Dollar Value ($) (3)	Number of Shares Underlying Restricted Stock (3)
Patrick T. Mooney, M.D.	—	—	2,111,250	875,000
Chief Executive Officer and President
Christopher P. Schnittker.	818,000	200,000	63,750	31,250
Chief Financial Officer and Treasurer
Kimberly A. Burke	58,000	145,000	446,740	212,250
General Counsel, Sr. Vice President and Secretary
Executive Officer Group	876,000	345,000	2,621,240	1,118,500
Non-executive Director Group	77,500	50,000	374,375	108,750
Non-executive Officer Employee Group	3,650,100	1,495,000	129,750	82,500

(1)
Incentive stock options were granted to non-executive officer employees on various dates from January 2009 to March 2012. Nonqualified stock options were granted to the Non-executive Director Group as of February 20, 2009. The value of each grant was determined to be at or above the stock closing price on the date of grant.

(2)
The Company has, in the past, also made grants of nonqualified stock options to both executive officers and directors pursuant to individually negotiated agreements and apart from any of our existing equity incentive plans. These grants have not been taken into account for purposes of the assumptions in this column.

(3)
Executive Officers and Non-executive Officer Employees were granted Restricted Stock as of February 20, 2009 and January 28, 2011 and Executive Officers were granted Restricted Stock on January 27, 2012. The value of each grant was determined to be at or above the stock closing price on the date of grant.

Federal Income Tax Consequences — Options

The federal income tax consequences of granting and exercising options under the 2008 Plan are summarized as follows, based on federal tax laws and regulations in effect as of April 13, 2012:

•	The grant of an option does not result in federal income tax consequences for the optionee or a deduction for us.

•
When an option is exercised, the federal income tax consequences depend on whether the option is an incentive stock option or a nonqualified stock option. An optionee exercising a nonqualified stock option will recognize ordinary income equal to the excess of the fair market value of executive officers Common Stock purchased (on the date of exercise) over the exercise price. An employee will not recognize ordinary taxable income as a result of acquiring stock by exercising an incentive stock option. The excess of the fair market value of the stock on the date of exercise over the exercise price will, however, generally be treated as an item of adjustment for purposes of calculating the employee’s alternative minimum taxable income. If the employee holds the stock he or she receives on exercise of an incentive stock option for a required period of time, the employee will have capital gain (or loss) when they later dispose of the stock. If the employee does not hold the stock for the required period of time, the employee will generally have ordinary income when the stock is disposed of, calculated as though the incentive stock option had been a nonqualified stock option.

•
When an optionee recognizes ordinary income on the exercise of a nonqualified stock option or the sale of stock acquired on the exercise of an incentive stock option, we are generally entitled to a deduction in the same amount. Certain requirements, such as reporting the income to the IRS, must be met for the deduction to be allowable. We believe that the 2008 Plan has been designed so that the amount of compensation that may be deducted with respect to options will not be limited by section 162(m) of the Code.

The information above is in summary format and is provided for informational purposes only. It should not be relied upon for personal financial or tax planning purposes.

* * * *

The Board of Directors unanimously recommends that the shareholders vote FOR approval of the amendment to the Echo Therapeutics, Inc. 2008 Equity Incentive Plan to increase the number of shares authorized.

PROPOSAL 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act"), we are asking our shareholders to cast an advisory vote on the compensation of the named executive officers identified in the 2011 Summary Compensation Table in the "Executive Compensation" section of this Proxy Statement. This vote is advisory and not binding on the Company; however, our Board of Directors and Compensation Committee value the opinions expressed by our shareholders and will take the outcome of the vote into account in future determinations concerning our executive compensation program.

The Compensation Committee of the Board of Directors believes that our executive compensation program implements and achieves the goals of our executive compensation philosophy. That philosophy is to align each executive's compensation with the Company’s short-term and long-term performance and to provide the compensation and incentives needed to attract, motivate and retain key executives who are critical to our long-term success. As such, our executive compensation program is intended to:

•	Attract and retain individuals with superior abilities in their area of expertise;

•	Align our executive officers’ incentives with our corporate strategies, business objectives and the long-term interests of our stockholders; and

•	Provide a strong incentive to achieve key strategic goals by providing a portion of total compensation opportunities for executive officers in the form of direct ownership of the Company.

We believe the combination of long-term and short-term compensation and cash and non-cash compensation that we utilize in our executive compensation program, as well as meaningful performance incentives, align the interests of our named executive officers and shareholders and provide an incentive for the long-term continued employment of our key executives.

Please refer to the "Executive Compensation" section of this Proxy Statement for additional information regarding our executive compensation program and the compensation paid to our named executive officers.

* * * *

The Board of Directors unanimously recommends that the shareholders vote FOR the approval, on an advisory basis, of the compensation paid to the Company’s named executive officers,

PROPOSAL 5

ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

 In addition to seeking our shareholders' advisory vote on the compensation of our named executive officers, and in accordance with the Dodd-Frank Act, we are asking our shareholders to express a preference as to how frequently future advisory votes on executive compensation should take place. We are giving shareholders the opportunity to express a preference to cast such advisory votes annually, every two years or every three years. Shareholders also have the option to abstain from voting on this matter. This is an advisory vote; therefore, the shareholder vote will not be binding on us. Nevertheless, our Board of Directors and Compensation Committee value our shareholders’ opinions and will carefully consider the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

 For the reasons discussed below, the Board of Directors recommends that advisory votes on executive compensation take place every two years, or biennially.

Our Board believes that a frequency of every two years is the optimal interval for conducting and responding to executive compensation advisory votes. This interval between votes will provide assurance that the Board and the Compensation Committee remain accountable for executive compensation decisions on a frequent basis while at the same time fostering a more long-term approach to evaluating our executive compensation program.  Conducting an advisory vote on executive compensation every two years will provide our Board and Compensation Committee sufficient time to attempt to (i) evaluate the shareholders’ vote, (ii) determine the nature of any concerns regarding our executive compensation program and (iii) design and implement changes intended to address those concerns. We believe that allowing an interval of two years between advisory votes will also give our shareholders sufficient time to evaluate the effectiveness of our executive compensation program and any revisions that are made to such program to address shareholder concerns. Shareholders who have concerns about our executive compensation programs during the interval between advisory executive compensation votes may bring their concerns to the attention of our Board of Directors. Please refer to the "Communications with Our Board of Directors or Individual Directors" section of this Proxy Statement for information about communicating with our Board and individual directors.

For the reasons set forth above, our Board believes that a biennial advisory vote is preferable. If a plurality of the votes cast on this matter at the Annual Meeting are cast in favor of biennial advisory votes on executive compensation, we will adopt this approach.

* * * *

The Board of Directors unanimously recommends that the shareholders vote 2 YEARS with regards to the frequency of future advisory executive compensation votes.

PROPOSAL 6

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Wolf & Company, P.C., an independent registered public accounting firm, to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2012, and recommends that the shareholders vote for ratification of such appointment. If the shareholders do not ratify the selection of Wolf & Company as the Company’s independent registered public accounting firm, then the selection of such independent auditors will be reconsidered by the Audit Committee. A representative of Wolf & Company, which served as the Company’s independent auditors in the fiscal year ended December 31, 2011, is expected to be present at the Annual Meeting to be available to respond to appropriate questions from shareholders and to make a statement if he or she desires to do so.

Information regarding the fees paid to Wolf & Company for services rendered in 2011 and 2010 and our policies and procedures for the approval of such fees is set forth below.

Independent registered public accounting firm

The following is a summary of the fees billed to the Company by Wolf & Company for professional services rendered in connection with the fiscal years ended December 31, 2011 and 2010:

Fee Category	Fiscal 2011	Fiscal 2010
Audit Fees	$126,541	$92,307
Audit-Related Fees	28,585	4,900
Tax Fees	6,850	—
Total Fees	$161,976	$97,207

Audit Fees.  Consists of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Wolf & Company in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.  Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements but are not reported under “Audit Fees.” These services consist of the provision of consents in connection with the Company’s registration statements filed under the Securities Act of 1933, as amended, assistance with SEC comment letters, and comfort letters and other due diligence assistance performed in connection with capital raising.

Tax Fees.  Consists of fees billed for professional services rendered for tax compliance, tax advice and tax planning.

All of the Audit-Related Fees and Tax Fees set forth above were pre-approved by the Audit Committee in accordance with its pre-approval policy and procedures.

Audit committee policy on pre-approval of services of independent registered public accounting firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Company’s independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

* * * *

The Board of Directors unanimously recommends that the shareholders vote FOR the ratification of Wolf & Company, P.C. to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

EXECUTIVE OFFICERS

Our current executive officers are as follows:

Name	Age	Position(s) with the Company
Patrick T. Mooney, M.D. (2007)	44	Chief Executive Officer, President and Chairman of the Board of Directors
Kimberly A. Burke (2011)	37	General Counsel, Senior Vice President and Secretary
Christopher P. Schnittker (2011)	43	Chief Financial Officer and Treasurer

Biographical information for each of our executive officers is set forth below. Each executive officer is elected annually by our Board of Directors and serves until his or her successor is appointed and qualified, or until such individual's earlier resignation or removal.

Patrick T. Mooney, M.D.

The Company engaged Dr. Mooney as its Chief Executive Officer in 2007 and as its President in 2009. In 2008, Dr. Mooney was appointed Chairman of the Board of Directors. Dr. Mooney’s current term of office as Chief Executive Officer, President and Chairman of the Board of Directors expires in 2012 and his term as a director expires in 2014. Dr. Mooney previously served as President, Chief Executive Officer and Director of Echo Therapeutics, Inc. (a privately-held pharmaceutical company prior to its merger with Sontra Medical Corporation) from 2006 to 2007. Prior to joining Echo Therapeutics, Inc., Dr. Mooney was President, Chief Executive Officer and Chairman of Aphton Corporation (NASDAQ: APHT), a biopharmaceutical company, from 2004 to 2006. Dr. Mooney was a Senior Biotechnology Analyst at Thomas Weisel Partners, LLC, a full service merchant banking firm, and a Senior Biotechnology Analyst at Janney Montgomery Scott, LLC, a full services investment banking firm. He graduated from the Jefferson Medical College of Thomas Jefferson University and trained as a surgical resident at Thomas Jefferson University Hospital. Dr. Mooney currently serves on the Board of Directors of Metastat, a cancer therapy company, to which he was appointed in March 2012. From June to September 2010, Dr. Mooney was a member of the Board of Directors of Quantrx Biomedical Corporation, a healthcare diagnostics company. Dr. Mooney’s knowledge of the capital markets, his experience as the Chief Executive Officer and Chief Medical Officer of Aphton, and his medical training provide invaluable expertise to our Board and executive management team in matters regarding our operations, product development, capital requirements and strategic direction.

Christopher P. Schnittker

Mr. Schnittker was appointed as Chief Financial Officer and Treasurer of the Company in May 2011 and his current term of office expires in 2012.  He brings a broad base of financial experience to the Company. Most recently, he served as Vice President – Administration, Corporate Secretary and Chief Accounting Officer of Soligenix, Inc., a publicly-traded biotechnology company, from 2009 to 2011. Prior to that, Mr. Schnittker served as the Senior Vice President and Chief Financial Officer for VioQuest Pharmaceuticals Inc. (2008 to 2009), Micromet Inc. (2006 to 2008), Cytogen Corporation (2003 to 2006), and Genaera Corporation (2000 to 2003), all publicly-traded biotechnology companies. Mr. Schnittker has also held prior financial management positions at GSI Commerce, Rhône-Poulenc Rorer (now part of Sanofi-Aventis), and PricewaterhouseCoopers. He received his B.A. degree in economics and business from Lafayette College and is a certified public accountant licensed in the State of New Jersey.

Kimberly A. Burke

Ms. Burke was appointed as General Counsel and Senior Vice President of the Company in January 2011 and she has served as Secretary of the Company since 2010.  Her current term of office as General Counsel, Senior Vice President and Secretary expires in 2012.  Ms. Burke joined the Company in 2008 after serving as General Counsel of privately-held Echo Therapeutics, Inc. from 2004 until its merger with Sontra Medical Corporation to form the Company in September 2007.  From 2004 to 2008, she was Director of Legal Affairs at Cato Research Ltd., a global contract research and development organization, and an Associate with Cato BioVentures, a life sciences venture capital firm. Ms. Burke began her career with Devine, Millimet and Branch, a New England law firm, and then moved to Investors Title Company (NASDAQ: ITIC), a holding company engaged in title insurance and investment management services, where she oversaw corporate and securities law matters.  She later served as General Counsel of Hemodynamic Therapeutics, a privately-held pharmaceutical company.  Ms. Burke received her B.A. from Mount Holyoke College and her J.D. from the College of William and Mary, Marshall-Wythe School of Law.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our Common Stock as of April 13, 2012 (except as otherwise provided below) by the following individuals or entities: (i) each shareholder known to us to beneficially own more than 5% of the outstanding shares of our Common Stock; (ii) the Chief Executive Officer, any person serving as Chief Financial Officer during 2011, and the three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer who were serving as an executive officer as of December 31, 2011 (collectively, the “Named Executive Officers”); (iii) each director; and (iv) current executive officers and directors, as a group.

Beneficial ownership is determined in accordance with Securities and Exchange Commission (“SEC”) rules and includes voting and investment power with respect to the shares. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire currently or within 60 days after April 13, 2012 through the exercise of any stock options or other rights, including upon the exercise of warrants to purchase shares of Common Stock and the conversion of preferred stock into Common Stock. Such shares are deemed outstanding for computing the percentage ownership of the person holding such options or rights, but are not deemed outstanding for computing the percentage ownership of any other person. As of April 13, 2012, there were 38,836,022 shares of Common Stock issued and outstanding.

	Amount and Nature of Beneficial Ownership of
	Common Stock as of April 13, 2012
Name and Address of Beneficial Owner	Number of Shares (2)		Percentage of Class

Beneficial Owners of More Than 5% of the Company’s Common Stock:
Allen Cato, M.D., Ph.D.	3,757,720	(3)	8.82%
Cato Holding Company
4364 South Alston Avenue
Durham, NC 27713

Platinum — Montaur Life Sciences, LLC	5,969,062	(4)	9.99%
152 West 57th Street, 54th Floor
New York, NY 10019

Directors and Executive Officers:
Kimberly A. Burke, J.D.	407,250	(5)	1.04%
Vincent D. Enright	206,250	(6)	*
William F. Grieco	326,250	(7)	*
Harry G. Mitchell	767,039		1.94%
Patrick T. Mooney, M.D.	2,725,907	(8)	6.56%
Christopher P. Schnittker	81,250	(9)	*
James F. Smith	33,250		*
All directors and executive officers as a group (7 persons)	5,773,103		12.94%
* Less than one percent.

(1)	Unless otherwise noted, the address for each individual is c/o Echo Therapeutics, Inc., 8 Penn Center, 1628 JFK Blvd., Suite 300, Philadelphia, PA 19103.

(2)	The individuals and entities named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted in the footnotes below.

(3)
Based on a Schedule 13D filed with the SEC on September 24, 2007 and information regarding (a) the 2008 conversion into Common Stock of amounts payable by us to Cato Research Ltd., an affiliate of Cato Holding Company, (b) the sale of 500,000 shares in 2009 and (c) the gift of 29,799 shares in 2011. Includes 111,771 shares of Common Stock held by Allen Cato, M.D., Ph.D. directly and 3,645,949 shares of Common Stock held by Cato Holding Company.

(4)
Based on information provided in a Schedule 13G filed with the SEC on December 31, 2010. Consists of (i) 1,805,016 shares that may be acquired by Platinum-Montaur Life Sciences, LLC (“Montaur”) upon conversion of Preferred Stock, (ii) 3,113,084 shares that may be acquired by Platinum Long Term Growth VII, LLC (“PLTG”) upon conversion of Preferred Stock, and (iii) 1,050,962 shares held by Platinum Partners Value Arbitrage Fund LP.  This amount excludes (i) 1,200,085 shares held by PLTG that may be acquired upon the exercise of warrants, and (ii) 850,000 shares held by Montaur that may be acquired upon the exercise of warrants. The warrants and Preferred Stock provide a limitation on exercise such that the number of shares of Common Stock that may be acquired by the holder upon exercise or conversion is limited to the extent necessary to ensure that, following such exercise or conversion, the total number of shares of Common Stock then beneficially owned by the holder does not exceed 9.99% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such exercise or conversion) without providing us with 61 days’ prior notice of thereof.

(5)	Includes 145,000 shares that may be acquired by Ms. Burke within 60 days upon the exercise of stock options.

(6)	Represents 100,000 shares that may be acquired by Mr. Enright within 60 days upon the exercise of stock options.

(7)	Includes 150,000 shares that may be acquired by Mr. Grieco within 60 days upon exercise of warrants.

(8)	Includes 500,000 shares that may be acquired by Dr. Mooney within 60 days upon the exercise of stock options.

(9)	Includes 50,000 shares that may be acquired by Mr. Schnittker within 60 days upon the exercise of stock options.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who beneficially own more than ten percent of our Common Stock, to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission. Based solely on its review of the copies of such forms received or written representations from certain reporting persons, we believe that, during fiscal 2011, our officers, directors and ten-percent shareholders complied with all Section 16(a) filing requirements applicable to such individuals.

STOCK PERFORMANCE GRAPH

The following graph compares the yearly percentage change in the cumulative total shareholder return on our Common Stock during the five fiscal years ended December 31, 2011 with the cumulative total return on a peer group of other public companies who share our Standard Industry Classification code (SIC Code 3845) and the NASDAQ Composite Index. The NASDAQ Composite Index measures all NASDAQ domestic and international based common type stocks listed on the NASDAQ Stock Market.

The comparison assumes $100 was invested on December 31, 2006 in our Common Stock and in each of such indices and assumes reinvestment of any dividends.

TOTAL RETURN ANNUAL COMPARISON CUMULATIVE TOTAL RETURN SUMMARY

December 2011
		2006	2007	2008	2009	2010	2011

Echo Therapeutics, Inc.	Return %		685.66	-75.75	325.05	-5.89	41.24
	Cum $	100.00	785.66	190.49	809.69	761.97	1,076.19

NASDAQ Composite - Total Returns	Return %		10.65	-39.98	45.36	18.15	-0.79
	Cum $	100.00	110.65	66.42	96.54	114.06	113.16

SIC Code 3845	Return %		-2.73	-33.31	32.33	0.63	-1.79
Electromedical & Electrotherapeutic Apparatus	Cum $	100.00	97.27	64.87	85.84	86.39	84.84

CORPORATE GOVERNANCE

Our Board of Directors

The Board of Directors is actively engaged in the oversight of the Company and its members routinely interact with management and with each other in the course of performing their duties. Board members receive regular updates from our senior executives on key financial, operational, contractual and strategic issues and advise the management team on matters within their areas of expertise. The Board met 12 times during 2011. During 2011, each of our incumbent directors attended at least 75% of the total number of meetings of the Board of Directors and at least 75% of the total number of meetings of committees of the Board of Directors on which he served.

Historically, the Company has held a Board of Directors meeting at the time of its annual meeting of shareholders and has requested that its directors attend the annual meeting of shareholders. All of the incumbent directors attended the 2011 annual meeting of shareholders in person or by teleconference.

Committees of Our Board of Directors

Our Board of Directors has three committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each of these committees operates under a written charter that has been approved by our Board. These charters are available in the Corporate Governance section of our website at www.echotx.com.

Audit Committee

The Board of Directors has a standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which assists the Board of Directors in fulfilling its responsibilities to our shareholders concerning our financial reporting and internal controls, and facilitates open communication among the Audit Committee, Board of Directors, our independent auditors and management. The Audit Committee currently consists of Mr. Smith, Mr. Enright and Mr. Grieco, each of whom is independent as defined under Nasdaq Stock Market, Inc. (“NASDAQ”) listing standards. Mr. Smith was appointed to the Audit Committee on February 8, 2011 and currently serves as Chair of the Audit Committee. Mr. Enright was appointed to the Audit Committee on March 28, 2008 and Mr. Grieco was appointed to the Audit Committee on February 8, 2011. The Audit Committee met four (4) times during 2011.

The Audit Committee discusses with our management and our independent auditors the financial information developed by us, our systems of internal controls and our audit process. The Audit Committee is solely and directly responsible for appointing, evaluating, retaining and, when necessary, terminating the engagement of our independent auditors. The independent auditors meet with the Audit Committee (both with and without the presence of our management) to review and discuss various matters pertaining to the audit, including our financial statements, the report of the independent auditors on the results, scope and terms of their work, and their recommendations concerning the financial practices, controls, procedures and policies employed by us. The Audit Committee pre-approves all audit services to be provided to us, whether provided by the principal independent auditors or other firms, and all other services (review, attest and non-audit) to be provided to us by the independent auditors. The Audit Committee coordinates the Board of Directors’ oversight of our internal control over financial reporting, disclosure controls and procedures and code of conduct. The Audit Committee is charged with establishing procedures for (i) the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. The Audit Committee reviews all related party transactions on an ongoing basis, and all such transactions must be approved by the Audit Committee. The Audit Committee is authorized, without further action by the Board of Directors, to engage such independent legal, accounting and other advisors as it deems necessary or appropriate to carry out its responsibilities.

Audit Committee Financial Expert

The Board of Directors has determined that each of Vincent D. Enright and James F. Smith is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. Mr. Enright and Mr. Smith are independent as defined under NASDAQ listing standards.

Nominating and Corporate Governance Committee

The Board of Directors has a Nominating and Corporate Governance Committee (the “Nominating Committee”), which identifies and recommends candidates for election to the Board of Directors, develops and maintains our corporate governance policies and procedures and advises the Board of Directors on our overall corporate governance as necessary. The Nominating Committee currently consists of Mr. Enright, Mr. Grieco and Mr. Smith, each of whom is independent as defined under NASDAQ listing standards. Mr. Grieco was appointed to the Nominating Committee on February 8, 2011 and currently serves as Chair of the Nominating Committee. Mr. Enright was appointed to the Nominating Committee on March 28, 2008 and Mr. Smith was appointed to the Nominating Committee on February 8, 2011. The Nominating Committee did not meet in 2011.

In recommending candidates for election to the Board of Directors, the Nominating Committee considers nominees recommended by directors, officers, employees, shareholders and others, using the same criteria to evaluate all candidates. The Nominating Committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board of Directors. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the Nominating Committee would recommend the candidate for consideration by the full Board of Directors. The Nominating Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

All nominees for the Board of Directors must have a reputation for integrity, honesty and adherence to high ethical standards, as well as demonstrated business acumen, experience and ability to exercise sound judgment in matters that relate to the current and long-term objectives of the Company. Nominees must be willing and able to contribute positively to our decision-making process. In addition, nominees should have the interest and ability to understand the sometimes conflicting interests of our various constituencies, which include shareholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all the shareholders. The Nominating Committee takes into account the background of each Director and nominee in areas such as business, financial, legal, and product development and commercialization expertise, government regulation and science and strives to create and maintain a diverse Board of Directors. In addition, the Nominating Committee considers whether a particular Director or nominee has specific skills or attributes that may qualify him or her for service on a particular Board committee. The Nominating Committee also considers whether one or more Board members or Board nominees qualifies as an Audit Committee financial expert.  Finally, the Nominating Committee annually reviews the independence of each Board member to ensure that a majority of the Board of Directors is independent.

The Nominating Committee will consider nominees for the Board of Directors recommended by shareholders. Shareholders wishing to propose director candidates for consideration by the Nominating Committee may do so by providing information regarding such candidate, including the candidate’s name, biographical data and qualifications and sending it to the Secretary of the Company at 8 Penn Center, 1628 JFK Boulevard, Suite 300, Philadelphia, PA 19103. Such information should be clearly marked as intended for the Nominating Committee. The Nominating Committee screens all potential candidates in the same manner regardless of the source of the recommendation.

Compensation Committee

The Board of Directors has a Compensation Committee, which generally assists the Board of Directors with respect to matters involving the compensation of our directors and executive officers. The Compensation Committee currently consists of Mr. Enright, Mr. Grieco and Mr. Smith, each of whom is independent as defined under NASDAQ listing standards. Mr. Enright was appointed to the Compensation Committee on March 28, 2008 and currently serves as Chair of the Compensation Committee. Mr. Grieco and Mr. Smith were appointed to the Compensation Committee on February 8, 2011.  During 2011, the Compensation Committee met once.

The responsibilities of the Compensation Committee include determining salaries and other forms of compensation for the chief executive officer and the other executive officers of the Company, reviewing and making recommendations to the Board of Directors with respect to director compensation, periodically reviewing and making recommendations to the Board with respect to the design and operation of incentive compensation and equity-based plans and generally administering the Company’s equity-based incentive plans. The Compensation Committee is primarily responsible for considering and determining executive and director compensation. The Compensation Committee may form and delegate authority to one or more subcommittees as it deems appropriate under the circumstances. The Compensation Committee has the authority to retain and terminate any compensation consultant to be used to assist in the evaluation of executive officer compensation.

In addition, to the extent permitted by applicable law and the provisions of a given equity-based incentive plan, the Compensation Committee may delegate to one or more executive officers of the Company the power to grant options or other stock awards pursuant to such plan to consultants to and employees of the Company or any subsidiary of the Company who are not directors or executive officers of the Company. The chief executive officer, within certain per-person and per-year limits established by the Compensation Committee, has been authorized to make limited stock option grants and other stock awards to consultants to and employees and non-executive officers of the Company.

The Company’s chief executive officer generally makes recommendations to the Compensation Committee regarding the compensation of other executive officers. In addition, the chief executive officer is often invited to attend Compensation Committee meetings and participate in discussions regarding the compensation of other executive officers, but the Compensation Committee ultimately approves the compensation of all executive officers. Other than making recommendations and participating in discussions regarding the compensation of other executive officers, the Company’s chief executive officer generally does not play a role in determining the amount or form of executive compensation. Except for the participation by the chief executive officer in meetings regarding the compensation of other executive officers, the Compensation Committee meets without the presence of executive officers when approving or deliberating on executive officer compensation. The chief executive officer does not make proposals or recommendations regarding his own compensation.

Board Structure and Leadership

Patrick T. Mooney serves as both the Chairman of the Board and the Chief Executive Officer of the Company. Dr. Mooney is intimately familiar with our business and his direct involvement in our operations puts him in the best position to effectively identify strategic priorities, lead discussions of the Board of Directors and define our short-term and long-term objectives with respect to capital and operational requirements. Given the current regulatory and capital market environment, the Board believes that having one leader serving as both the Chairman and Chief Executive Officer is ideal for the Company at this time as it provides consistent, decisive and effective leadership.

While we currently do not have a lead independent director, our Bylaws permit the Board to change its structure should that be deemed appropriate and in the best interest of the Company and its shareholders. Our independent directors routinely interact with executive management and they bring a wide variety of industry experience, oversight and expertise from outside the Company. In addition, all of the Board’s key Committees — Audit, Compensation, and Nominating — are comprised entirely of independent directors. The Board believes that these factors provide the appropriate balance between the authority of those individuals who oversee the Company and those who manage it on a daily basis.

The Board’s Role in Risk Oversight

One of the Board’s primary responsibilities is reviewing our strategic plans and objectives, including our principal risk exposures. The Audit Committee assists the Board in overseeing and monitoring our actual and potential legal and financial risks, determining management’s response to these risks and developing and implementing strategies for risk mitigation. Each of the Board’s key committees — Audit, Compensation, and Nominating — is responsible for overseeing and for recommending guidelines and policies governing their respective areas of responsibility. In consultation with our management team and outside advisors, the Board also considers specific areas of material risk to the Company, including operational, financial, legal, regulatory, strategic and reputation risks.

DIRECTOR INDEPENDENCE AND RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Independence of Members of Board of Directors

The Board of Directors has determined that each of Messrs.  Enright, Grieco and Smith, constituting three of our four directors, satisfies the criteria for being an “independent director” under NASDAQ listing standards and has no material relationship with the Company other than by virtue of service on the Board of Directors.  Walter W. Witoshkin, who served on our Nominating Committee, Compensation Committee and as Chairman of the Audit Committee of our Board of Directors until his resignation in January 2011, also satisfied the criteria for being an “independent director” under NASDAQ listing standards.

Compensation Committee Interlocks and Insider Participation

During 2011 and as of the date of this Proxy Statement, none of the members of our Compensation Committee was or is an officer or employee of the Company, and no executive officer of the Company served or serves on the compensation committee (or other board committee performing a similar function) or board of directors of any company that employed or employs any member of our Compensation Committee or Board of Directors as an executive officer.

Policies and Procedures Regarding Related Party Transactions

The Company’s Audit Committee, which is composed entirely of independent directors, reviews all related person transactions on an ongoing basis.  In accordance with the Audit Committee’s charter, it must approve any related person transaction before the Company enters into it.  Any transaction that does not qualify as a related person transaction but may present a potential conflict of interest is governed by the Company’s written Code of Business Conduct and Ethics (the “Code”).  The Company’s General Counsel works with senior management to determine whether such transaction or relationship constitutes a conflict of interest that should be brought to the attention of the Company’s Nominating Committee.  The Company’s Nominating Committee considers all requests for waivers from the Company’s Code of Business Conduct and Ethics and ensures that the Company discloses such waivers in accordance with applicable rules and regulations.  The Nominating Committee annually reviews the Company’s program for monitoring compliance with the Code and makes recommendations to the Board if it determines that any revisions are needed.

Related Party Transactions

Series B Redemption Agreement

In accordance with (i) the Certificate of Designation, Rights and Preferences of the Series B Perpetual Preferred Stock (“Series B Stock”) and (ii) a letter agreement dated January 19, 2010 between the Company and Platinum Long Term Growth VII, LLC (“PLTG”), one of the Company’s largest shareholders and the sole holder of Series B Stock (the "Series B Holder"), the Company was obligated to use 25% of the gross proceeds from the Series D financing to redeem Series B Stock (the “25% Redemption”). On February 4, 2011, the Company entered into a letter agreement with PLTG pursuant to which PLTG waived both the 25% Redemption and the redemption required by the Series B Certificate with respect to amounts received by the Company in connection with its Series D financing.  Accordingly, a redemption in the amount of approximately $877,000 was waived by PLTG in connection with the Series D financing.

8% Senior Promissory Note

On January 5, 2011, the Company entered into a strategic short term financing arrangement with Platinum-Montaur Life Sciences, LLC, one of the Company’s largest institutional investors (“Montaur”). In connection with the strategic financing arrangement, the Company issued to Montaur an 8% Senior Promissory Note (the “Montaur Note”) in the principal amount of $1,000,000.  The outstanding principal amount of the Note accreted in value at an annual rate of 8%, compounded monthly, and was due on February 1, 2011.  The Company had the right to repay the principal amount of the Note in cash, in whole or in part, prior to maturity upon two business days’ notice without premium or penalty.  The Note contained standard terms and conditions for this type of agreement.  Principal in the amount of $1,000,000 and interest in the amount of $6,000 was subsequently converted in the Series D financing as described below.

Series D Financing

On February 8, 2011, the Company entered into a Series D Convertible Preferred Stock Purchase Agreement (the “Series D Agreement”) dated as of February 7, 2011 with Montaur and certain other strategic accredited investors (each, a “Series D Investor” and collectively, the “Series D Investors”) in connection with the Company’s private placement (the “Series D Financing”) of Series D Convertible Preferred Stock (“Series D Stock”) at a price per share of $1.00. For every $100,000 face value of Series D Stock purchased in the Series D Financing, the Series D Investor was issued (i) Series 1 warrants to purchase 50,000 shares of Common Stock, with an exercise price of $1.50 per share (the “Series D-1 Warrants”), and (ii) Series 2 warrants to purchase 50,000 shares of Common Stock with an exercise price of $2.50 per share (the “Series D-2 Warrants” and, together with the Series D-1 Warrants, the “Series D Warrants”).

On February 8, 2011, there was a closing in connection with the Series D Agreement and the Company received proceeds of $3,500,000 for the purchase of 3,500,000 shares of Series D Stock (the “Series D Shares”). The Company received payment of a portion of the proceeds in the form of the extinguishment of the Montaur Note, which amount included principal and interest of $1,006,000 accrued through February 8, 2011. The Company issued an aggregate of 1,753,000 Series D-1 Warrants and 1,753,000 Series D-2 Warrants to the Series D Investors pursuant to the Series D Agreement.  Montaur and its affiliates received 3,006,000 shares of Series D Stock, 1,503,000 Series D-1 Warrants and 1,503,000 Series D-2 Warrants for an aggregate purchase price of $3,006,000.

Series B Exchange

On October 27, 2011, we entered into an agreement with PLTG and Montaur pursuant to which PLTG and Montaur exercised certain warrants to purchase Common Stock and, in lieu of delivering the cash exercise price for such warrant exercises, Montaur, on behalf of itself and PLTG, surrendered an aggregate of 170.1672 shares of the Series B Stock held by it, with a redemption value of $1,701,672, as full payment for the exercise of the warrants (the “Exchange”).

In connection with the Exchange, the Company agreed that the exercise price for Montaur’s Series 2 warrants issued in February 2011 to be exercised as part of the Exchange (and only such February 2011 Series 2 warrants) would be reduced from $2.50 per share to $1.50 per share for purposes of the Exchange.

Warrant Repricing

On November 14, 2011, the Company entered into an agreement (the “Exercise Agreement”) with Platinum Partners Liquid Opportunity Master Fund L.P. and Montaur (collectively, “Platinum”) pursuant to which Platinum confirmed its intent to exercise warrants with a total aggregate exercise price of $2 million during the period beginning on November 15, 2011 and ending on December 31, 2011. Platinum held Series 1 Warrants and Series 2 Warrants. In consideration for Platinum’s voluntary exercise of such warrants, the Company agreed to amend that number of Platinum’s Series 2 Warrants as was equal to the number of Series 1 Warrants (each, an “Amended Warrant”) Platinum exercised such that the exercise price of each Amended Warrant was $1.50 per share.  The Amended Warrants had to be exercised simultaneously with the related Series 1 Warrants.

On December 28, 2011, the Company entered into an agreement (the “Platinum Agreement”) with Platinum pursuant to which Platinum confirmed its intent to exercise all of its outstanding warrants prior to December 31, 2011 (the “Election Period”). The Platinum Agreement replaced the Exercise Agreement.

Platinum owned an aggregate of 3,225,190 warrants to purchase Common Stock, 1,312,595 of which had an exercise price of $1.50 per share, 600,000 of which had an exercise price of $2.00 per share and 1,312,595 of which had an exercise price of $2.50 per share (collectively, the “Platinum Warrants”).  In consideration for Platinum’s voluntary exercise of the Platinum Warrants, and simultaneously with such voluntary exercise, the Company agreed to amend the exercise price of the Platinum Warrants to $1.00 per share.  The Company received proceeds of approximately $3.2 million pursuant to the Platinum Agreement and the Company waived proceeds of approximately $3.2 million pursuant to the Platinum Agreement.

Relationship with Cato BioVentures

Cato BioVentures, one of the Company’s largest shareholders, and Cato BioVentures’ Chief Executive Officer and Principal, Allen Cato, M.D., Ph D., beneficially own 8.82% of the Company’s outstanding Common Stock as of April 13, 2012. The Company is a party to a Strategic Master Services Agreement (the “SMSA”) with Cato Research Ltd. (“Cato Research”), a global contract research and development organization and an affiliate of Cato BioVentures.

Pursuant to the Strategic Master Services Agreement, Cato Research provides contract research and development services and regulatory advice (“CRO Services”) to the Company. CRO Services provided by Cato Research under the SMSA are performed pursuant to executed work orders, which include instructions and guidelines for specific services and compensation terms. The SMSA automatically renews for additional one year terms unless either party provides 60 days’ notice prior to the expiration of any one year term in September each year. The SMSA provides an ongoing 25% discount on all CRO Services rendered on a time and materials basis during the term of the agreement.

DIRECTOR COMPENSATION

Non-employee Director Compensation

In 2011, directors who were neither employees nor consultants of the Company received cash compensation of $2,500 per in-person Board of Directors meeting attended and $500 per teleconference meeting attended. Committee members received cash compensation of $2,500 per in-person committee meeting attended that falls on a date other than the date of a Board meeting and $500 per teleconference meeting attended. The committee chairman received cash compensation of $1,500 per committee meeting (both in-person and via teleconference) attended that falls on a date other than the date of a Board meeting. A non-employee Chairman of the Board also received cash compensation of $2,500 per month. Currently, Messrs. Enright, Grieco and Smith are non-employee, non-consultant directors and, during 2011, Mr. Witoshkin was a non-employee, non-consultant director.

During the fiscal year ending December 31, 2012, the Company has determined that a director who is neither an employee nor a consultant of the Company will receive cash compensation of $25,000 per year, to be paid in equal installments at the end of each fiscal quarter. In addition, at the end of each fiscal quarter each director will receive a grant of 6,250 shares of Common Stock which will vest one year from the date of issuance. All directors will be reimbursed for reasonable out-of-pocket expenses incurred in attending Board of Director and committee meetings in 2012.

2011 Director Compensation

Name	Fees Earned or Paid in Cash($)	Stock Awards ($)	All Other Compensation ($) (1)	Total ($)
Vincent D. Enright	12,500	182,500	––	195,000
William F. Grieco	10,500	77,000	––	87,500
Shawn K. Singh	––	––	50,000	50,000
James F. Smith	15,000	77,000	––	92,000
Walter W. Witoshkin	2,000	––	––	2,000

(1)
The Company entered into a Strategic Consulting Services Agreement with Mr. Singh as of June 19, 2009 pursuant to which he provides strategic business consulting services and advice to the Company for a fee of $50,000 per year.

Stock Options Outstanding as of December 31, 2011

The following summarizes the aggregate number of stock options outstanding at the fiscal year end for each director: Vincent D. Enright — 100,000, Shawn K. Singh — 500,000, William Grieco – none, James Smith – none, and Walter W. Witoshkin — none.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis should be read in conjunction with the compensation tables and narrative set forth below. It provides valuable information regarding the objectives of our executive compensation program and it explains how and why we determined the amount and forms of compensation for our Chief Executive Officer, our Chief Financial Officer and our General Counsel (the “Named Executive Officers.”) Our Named Executive Officers for the fiscal year ended December 31, 2011 were:

•	Patrick T. Mooney, Chief Executive Officer, President and Chairman of the Board;

•	Harry G. Mitchell, Chief Financial Officer (January 1, 2011 to May 16, 2011) and Chief Operating Officer and Treasurer (January 1, 2011 to June 13, 2011);

•	Christopher P. Schnittker, Chief Financial Officer and Treasurer (May 16, 2011 to December 31, 2011); and

•	Kimberly A. Burke, General Counsel, Senior Vice President and Secretary.

Executive Compensation Objectives and Philosophy

The primary objective of our executive compensation program is to provide a compensation package that motivates its executives to achieve short-term and long-term strategic, operational and product development goals, while at the same time attracting and retaining a talented and dedicated management team. The compensation program rewards the overall qualitative contributions and performance of each individual towards our strategy.

To achieve this objective, we seek to provide our Named Executive Officers with a competitive compensation package that ties a substantial portion of the executive's overall compensation to both our company objectives and the executive's individual performance. Base salary increases and annual performance bonuses are tied to our company and individual performance in relation to competitive market conditions. We seek to align our executive team’s interests with those of our shareholders by using equity-based long-term incentive awards. These awards generally consist of either stock options or shares of restricted stock that vest over time or upon achievement of a milestone, such as product approval. Equity-based incentive awards serve not only as a retention tool but also as a means to encourage enhanced performance of our Common Stock since executives obtain the opportunity for financial rewards as our stock price increases. In addition, our Named Executive Officers are motivated to achieve product development and operating objectives through those components of our compensation program that reward the achievement of pre-determined performance objectives in areas that the Board of Directors believes are critical to our success.

We endeavor to attract and retain talented executives by offering compensation packages that we believe are competitive in relation to similar positions at comparable companies and by ensuring retention through time-vested equity-based incentive awards. We do this by using compensation survey data for the relevant position and ensuring that the various elements of compensation for the position present an appropriate mix for the position.

In reviewing our overall compensation program in the context of the risks identified in our risk management processes, the Compensation Committee does not believe that the risks we face are correlated with our compensation programs and, therefore, the Compensation Committee does not believe that the program creates a reasonable likelihood of a material adverse effect on the Company.

How Our Compensation Decisions are Made

Our Compensation Committee oversees our compensation and benefit plans and policies, administers our equity incentive plans and reviews and approves compensation decisions relating to our Named Executive Officers. When determining our executive compensation policies, reviewing the performance of our Named Executive Officers and establishing compensation levels and programs, our Compensation Committee relies on various factors, including an executive’s individual performance and contributions to our strategic objectives, recommendations from the Chief Executive Officer (for Named Executive Officers other than himself) and internal pay equity.  The Compensation Committee exercises discretion in setting the compensation of the Named Executive Officers and primarily considers the performance of the management team as a group, the Chief Executive Officer’s assessment of other executive’s performance and the Chief Executive Officer’s compensation recommendations with respect to the other executive officers as part of its process.

As a result of competitive pressures for talented executives, particularly in companies at an early stage of business development that have many positive challenges, an improving economy, major investor expectations for continuing improved Company performance and concerns for appropriate linkages between performance and rewards (both cash and equity) and the potential business opportunities for the Company, the Compensation Committee engaged WNB Consulting, LLC (“WNB”), an independent compensation consultant, in 2011 to review of the current level of all types of compensation provided to the Named Executive Officers and to provide design ideas for a short-term incentive plan and for long-term incentives.

In accordance with its engagement agreement, WNB (i) performed a review of our overall director and named executive officer compensation, (ii) benchmarked such compensation in relation to other comparable publicly traded companies with which we may compete for talent, and (iii) provided recommendations to ensure that our compensation program enables us to continue to attract and retain qualified directors and executives through competitive compensation packages.  WNB assessed the current level of competitive compensation for the Named Executive Officers in the following areas:

•	Base salary
•	Total annual cash compensation (actual compensation)
•	Percentage opportunity (actual and target) for short-term incentive award (percentage of base salary) for meeting various levels of company performance; and
•	Estimated value of long-term incentive granted to these positions, primarily equity.

WNB used a composite of compensation surveys which included a cross-section of the Life Sciences industry, Medical Supplies and Equipment/Devices industry and the BioTech industry. Further, within each of the surveys, there was a focus on companies of comparable size and product content. Finally, WNB focused on companies in the BioTech, Drug Delivery and Medical Equipment industries with an annual revenue size of no more than $50 million, with appropriate adjustments made to reflect that the Company is pre-revenue. This analysis allowed for a more precise measurement of the competitive market in the related industries.  In addition, WNB reviewed compensation data for DEXCOM and Insulet, both of which are medical device companies focused on diabetes care.

In the future, we expect that our Compensation Committee will continue to engage WNB or another independent compensation consultant to provide additional guidelines for executive compensation and to conduct further competitive benchmarking against a peer group of publicly traded companies.

Components of Our Executive Compensation Program

The Company’s executive compensation program is comprised of the following components:

•	Base Salary;
•	Annual Incentive Program;
•	Long-Term Incentive Program; and
•	Benefits and Perquisites.

Base Salary

Base salary is derived from competitive market data such as compensation surveys and compensation information obtained in connection with the Company’s recruitment of new executives. Our objective is to pay competitive base salaries in order to attract and retain talented executives. Increases in base salary are used to reward performance and/or to address changes in the market with respect to the competitive salary for a particular position.

The Compensation Committee determines actual base salaries for each executive other than the Chief Executive Officer based upon recommendations provided by the Chief Executive Officer, internal equity with our other executives and personnel, individual executive performance and individual contributions to our strategic objectives. The Compensation Committee considers the same factors in determining the base salary of the Chief Executive Officer, without any recommendation by the Chief Executive Officer. Recognizing the severe economic disruptions impacting the country, the Compensation Committee made no changes to Dr. Mooney’s base salary since 2007. Ms. Burke's annual base salary increased to $200,000 in 2011 in recognition of her appointment as General Counsel in January 2011. In January 2012, the Compensation Committee increased Dr. Mooney’s annual base salary to $400,000 and increased Ms. Burke’s and Mr. Schnittker’s annual base salary to $220,000 in recognition of the efforts of the executive team during 2011 to obtain a NASDAQ listing for the Company, advance the Company’s strategic objectives and product development, and continue to successfully obtain funding in a challenging economic climate to support Company activities.

Annual Incentive Program

Annual bonus opportunities for our executives are designed to reward both overall performance and the achievement of specific goals and to provide market competitive compensation opportunities. The current short-term annual incentive plan allows the Compensation Committee of the Board to exercise its discretion in determining Company and individual performance and therefore the level of individual incentive awards. There are no formally established target incentive percentages for each executive.

During each year, the Compensation Committee determines whether any cash bonus and/or equity compensation award should be granted to any of the executives.  The cash bonus and equity compensation awards are intended to reward executives for their contributions towards meeting our strategic objectives.  Cash bonus and equity compensation awards are entirely discretionary and are based upon a qualitative assessment conducted by the Compensation Committee in the case of the Chief Executive Officer and by the Compensation Committee and the Chief Executive Officer in the case of other executives.  In 2011, Dr. Mooney received an aggregate cash bonus of $200,000 and Ms. Burke received an aggregate cash bonus of $45,000 in recognition of their efforts to obtain NASDAQ listing and successfully complete an equity raise in 2011, among other things. In January 2012, in recognition of both the team’s and individual contributions towards meeting our strategic objectives and to reward their efforts to advance product development and continue to successfully obtain funding in a challenging economic climate to support Company activities, Dr. Mooney received a cash bonus of $200,000, Mr. Schnittker received a cash bonus of $50,000 and Ms. Burke received a cash bonus of $60,000.

Long-Term Incentive Program

Time-vested equity compensation, primarily in the form of stock options and restricted stock, are intended to reward performance, serve as a retention tool, align the interests of management with those of shareholders and provide competitive compensation opportunities. Individual awards granted by the Compensation Committee are determined with input from the Chairman of the Board and Chief Executive Officer with respect to executives other than himself.

Equity compensation may be awarded by the Compensation Committee under our 2008 Equity Incentive Plan, which provides for the grants of stock options and other stock-based awards.  The 2008 Plan is meant to encourage recipients of such grants to contribute materially to the growth of the Company, for the benefit of our shareholders, and to align the economic interests of the recipients with those of our shareholders.  For the reasons set forth above in “Annual Incentive Program,” Dr. Mooney received a grant of 350,000 restricted shares and Ms. Burke received a grant of 75,000 restricted shares in 2011. The restricted shares vest upon the first to occur of (i) FDA approval of the Company’s Symphony tCGM System; or (ii) the sale of all or substantially all of the assets of the Company or all or substantially all of the outstanding capital stock of the Company in exchange for liquid proceeds, which was defined as (a) cash; (b) securities which can be sold immediately on NYSE or NASDAQ; (c) securities which are or will be registered such that they can be sold upon on NYSE or NASDAQ upon termination of a lock-up period not to exceed one hundred eighty (180) days; or (d) or a combination of cash and the foregoing securities. In January 2012, for the reasons set forth above in “Annual Incentive Program,” Dr. Mooney received a grant of 150,000 restricted shares, Ms. Burke received a grant of 37,500 restricted shares and Mr. Schnittker received a grant of 31,250 restricted shares. The restricted shares vest in equal installments on the first, second, third and fourth anniversaries of the grant date.

Benefits and Perquisites

We provide executives with generally the same benefits as those provided to all other salaried employees, such as health and dental insurance, life insurance, and short- and long-term disability insurance. In addition, we also provide the Chief Executive Officer with a car allowance for business use and reimburse him for a life insurance policy payable to his spouse and certain club dues and fees.

Compensation Best Practices

The Company endeavours to maintain best practices in designing and implementing its executive compensation program and related areas. These practices include the following:

•	We prohibit our executives and directors from hedging, or engaging in any derivatives trading with respect to, Company shares;

•	We do not provide tax "gross-ups" for perquisites provided to our executive officers;

•	Beginning in 2012, our annual equity awards provide for four-year vesting, except in limited circumstances involving changing in control of the Company or termination of employment;

•	Only our Chief Executive Officer has an employment agreement with the Company;

•	The Committee has engaged an independent compensation consultant that has no other ties to the Company or its management; and

•	We maintain an investor outreach program that will, among other things, enable us to obtain ongoing feedback concerning our compensation program.

The Compensation Committee took a number of actions during 2011 and early 2012 to make our executive compensation program more reflective of our performance and more responsive to shareholder interests. These actions included assessing our short- term and long-term incentive plan design for our executives, and revising our employee benefit plans to make them more consistent with market trends while continuing to provide competitive benefits.

Stock Option and Incentive Plans

In March 2003, the Board of Directors adopted the 2003 Stock Option and Incentive Plan (the “2003 Plan”). The 2003 Plan was approved by the shareholders in May 2003. Pursuant to the 2003 Plan, the Board of Directors (or committees and/or executive officers delegated by the Board) may grant incentive and nonqualified stock options, restricted stock and other stock-based awards to the Company’s employees, officers, directors, consultants and advisors.

In March 2008, the Board of Directors adopted the Echo Therapeutics, Inc. 2008 Equity Incentive Plan (the “2008 Plan”) and, in May 2008, the Company’s shareholders approved the 2008 Plan. The Board of Directors and the Company’s shareholders approved amendments to the Plan effective as of May 2009 and July 2010 to increase the number of authorized shares under the 2008 Plan. Pursuant to the 2008 Plan, the Board of Directors (or committees and/or executive officers delegated by the Board) may grant incentive stock options to employees and nonqualified stock options and restricted stock to Company employees, consultants and non-employee directors. Vesting provisions vary for stock options granted under the 2003 Plan and the 2008 Plan.

Options granted prior to September 14, 2007 generally vest 25% on the first anniversary of the vesting start date and 2.5% monthly thereafter. Options granted on or after September 14, 2007 generally vest one-third immediately, one-third on the first anniversary of the vesting start date and one-third on the second anniversary of the vesting start date; however, certain options are allowed accelerated vesting or are based on milestone accomplishments of the grantee. Vested options expire ten years after the date of grant. The Company’s policy is to grant employee and director stock options with an exercise price equal to the fair value of the Company’s Common Stock at the date of grant.

Restricted stock is issued on the date of grant, but remains subject to forfeiture until completely vested. For restricted stock granted prior to September 14, 2007, restrictions lapse as to 25% of the shares per year on each of the first four anniversaries of the grant date. Vesting provisions for restricted stock granted on September 14, 2007 or after vary.

Named Executive Officer Employment Agreements

The Company entered into an employment agreement with each of Dr. Mooney and Mr. Mitchell (each, an “Employee”) as of September 14, 2007.

In accordance with the Company’s employment agreement with Dr. Mooney, Dr. Mooney serves as the Chief Executive Officer of the Company at an annual salary of $400,000. He also received an initial bonus of $145,000 in connection with his appointment. He is eligible to receive performance bonuses, which are determined in the sole discretion of the Board of Directors. Additionally, the Company granted Dr. Mooney non-qualified stock options to purchase 500,000 shares of Common Stock at an exercise price of $2.39 per share. These non-qualified stock options were cancelled by the Compensation Committee on February 20, 2009.

Dr. Mooney’s employment agreement has an initial two year term commencing on September 14, 2007 and automatically renews for additional one year periods unless a party gives 90 days’ notice prior to the expiration of the term. His employment agreement contains standard confidentiality provisions.

In accordance with the Company’s employment agreement with Mr. Mitchell, Mr. Mitchell served as Chief Operating Officer and Chief Financial Officer of the Company at an annual salary of $250,000.  The Company granted him non-qualified options to purchase 250,000 shares of Common Stock at an exercise price of $2.39 per share. These non-qualified stock options were cancelled by the Compensation Committee on February 20, 2009.

Mr. Mitchell’s employment agreement had an initial two year term commencing on September 14, 2007 and automatically renewed for additional one year periods unless a party gives 90 days’ notice prior to the expiration of the term. His employment agreement contained standard confidentiality provisions.  Due to the growth of Company and the resulting significant increase in Mr. Mitchell’s duties as Chief Financial Officer and Chief Operating Officer since September 14, 2007, Mr. Mitchell and the Company amended his employment agreement as of May 13, 2011 to provide that Mr. Mitchell would focus his duties on his expanding role as Chief Operating Officer.  All other terms of the employment agreement remained the same. On June 1, 2011, the Company notified Mr. Mitchell that it did not intend to renew his employment agreement upon expiration of the term ending on September 13, 2011 and that his employment would continue on an at-will basis following termination of the employment agreement. Mr. Mitchell resigned from the Company on June 13, 2011.

Potential Payments upon Termination or Change in Control

We have entered into employment agreements with Dr. Mooney and Mr. Mitchell (each, an “Employee”) as described above.

Termination for Cause.  Upon termination of the Employee for cause, the Company is obligated to pay amounts accrued as of the date of termination for cause.

Death or Disability.  Upon the death or disability of the Employee, the Company is obligated to pay amounts accrued as of the date of death or disability. The Employee is also entitled to medical benefits coverage for him, his spouse and dependents for 12 months following termination of employment.

Termination Without Cause or Termination for Good Reason. If the Employee is terminated without cause or the Employee terminates for good reason, the Company must pay all amounts accrued under the employment agreement, base compensation and a lump sum cash payment equal to a bonus amount based on the average of the performance bonuses paid to the Employee with respect to the Company’s two most recent fiscal years. The Employee is also entitled to medical benefits coverage for him, his spouse and dependents for 12 months following termination of employment. In addition, all outstanding stock grants will immediately vest.

For purposes of the employment agreements, “cause” generally means:

•	fraud or dishonesty in connection with Employee’s employment or theft, misappropriation or embezzlement of Company’s funds or property;

•	conviction of any felony or crime involving fraud or misrepresentation;

•	material breach of Employee’s obligations under this Agreement;

•	willful violation of any express lawful direction or requirement established by the Board of Directors; or

•	use of alcohol or drugs that interfere with Employee’s performance of his duties, or use of any illegal drugs or narcotics.

For purposes of the employment agreements, “good reason” shall generally be deemed to exist in the event of:

•	material breach of Company’s obligations hereunder if such breach is not remedied by Company within 15 days after receiving notice of such violation from Employee;

•	any decrease in Employee’s salary as increased during the Term (except for decreases that are in conjunction with decreases in executive salaries generally); or

•	any material reduction in Employee’s duties or authority.

Change in Control.  If a change in control of the Company occurs and the Employee is terminated for any reason other than for cause or death or disability, the Company must pay the Employee an amount equal to two times base salary and two times the average of the performance bonuses paid to the Employee with respect to the Company’s two most recent fiscal years. The Employee is also entitled to medical benefits coverage for him, his spouse and dependents for 12 months following termination.

In general terms, under the employment agreements, a "change of control" occurs if:

•
A person, entity or affiliated group (except for any group that owns more than 20% of the outstanding voting securities as of September 14, 2007) acquires more than 40% of our then outstanding voting securities;

•
A majority of the members of our Board of Directors is replaced during any 12-month period or less by directors whose appointment or election is not endorsed by the Employee (if a Director) or a majority of the incumbent directors.

•
We merge into another entity, unless the holders of our voting securities immediately prior to the merger have at least 50% of the combined voting power of the securities in the merged entity or its parent;

•	We sell or dispose of all or substantially all of our assets; or

•	We are liquidated or dissolved.

The foregoing severance payments and benefits payable upon termination of employment to the Employees are conditioned on the execution and nonrevocation of a standard written release of any and all claims. In addition, each Employee is bound by restrictive covenants which are conditions of the severance payments and benefits.

In the event any severance payments or benefits to an Employee would constitute an excess parachute payment within the meaning of section 280G of the Internal Revenue Code (the “Code”) and be subject to the excise tax imposed by section 4999 of the Code, the affected executive will be entitled to the greater of, on a net after-tax basis including the excise tax: (i) the largest amount of the payment that would result in no portion of the payment or benefit being subject to the excise tax under section 4999 of the Code, or (ii) the entire payment or benefit without any reduction to avoid the excise tax.

Estimated Potential Payments upon Termination or Change of Control

The following table shows the estimated benefits payable to Dr. Mooney upon various hypothetical scenarios. The amounts shown are calculated using an assumed termination date of December 31, 2011 and exclude earned amounts such as vested or accrued benefits. Although the calculations are intended to provide reasonable estimates of the benefits payable, they are based on assumptions outlined in the footnotes below and may not represent the actual amount the named executive officer would receive under each scenario. This information is not provided for Mr. Mitchell because he resigned from the Company in June 2011 under circumstances that did not trigger a payment under his employment agreement.

	Termination Without Cause or Resignation for Good Reason (No Change of Control) (2)	Change of Control Resulting in Termination for Reasons Other than Death or Disability (3)	Death or Disability
Cash Severance	450,000	900,000	—
Restricted Stock Vesting (1)	1,638,500	1,638,500	1,638,500
Health Benefits	35,362	35,362	35,362

(1)
Vesting of 725,000 shares of restricted common stock would accelerate and become immediately vested pursuant to the terms of Dr. Mooney’s employment agreement. The amount included in the table is based on the last reported sale price of our Common Stock on NASDAQ by December 31, 2011, which was $2.26 per share. The actual value realized by Dr. Mooney will vary depending on the date the shares are vested.

(2)
Cash severance represents Dr. Mooney’s annual base salary as of December 31, 2011 (such amount being $300,000), plus a cash bonus equal to the average of his annual cash bonuses for the past two years (such amounts being $200,000 for 2011 and $100,000 for 2010).

(3)
Cash severance represents 2 times Dr. Mooney’s annual base salary as of December 31, 2011 (such amount being $300,000), plus a cash bonus equal to 2 times the average of his annual cash bonuses for the past two years (such amounts being $200,000 for 2011 and $100,000 for 2010).

2011 Summary Compensation Table

The following table provides certain summary information with respect to the compensation earned by each of the Named Executive Officers for the fiscal years ended December 31, 2011, 2010 and 2009.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Restricted Stock Awards ($) (1)	Option Awards ($) (5)	All Other Compensation ($) (6)(7)	Total ($)

Patrick T. Mooney, M.D.	2011	312,500	200,000	1,186,500	—	30,072	1,729,072
Chief Executive Officer	2010	300,000	100,000	—	—	—	400,000
	2009	300,000	—	627,500	—	—	927,500
Harry G. Mitchell (2)	2011	140,745	25,000	339,000	—	62,500	567,245
Chief Operating Officer and Chief Financial Officer	2010	250,000	25,000	—	—	—	275,000
	2009	250,000	—	297,500	—	—	547,500
Kimberly A. Burke (3)	2011	177,719	45,000	254,250	—	—	476,969
General Counsel
Christopher P. Schnittker (4)	2011	125,000	—	—	818,000	—	943,000
Chief Financial Officer

(1)
During 2009, the Company granted restricted stock to Dr. Mooney and Mr. Mitchell and during 2011, the Company granted restricted stock to Dr. Mooney, Mr. Mitchell and Ms. Burke.  All of the grants were recorded at fair value at time of grant.  The restricted shares vest upon the first to occur of (i) FDA approval of the Company’s Symphony tCGM System; or (ii) the sale of all or substantially all of the assets of the Company or all or substantially all of the outstanding capital stock of the Company in exchange for liquid proceeds, which was defined as (a) cash; (b) securities which can be sold immediately on NYSE or NASDAQ; (c) securities which are or will be registered such that they can be sold upon on NYSE or NASDAQ upon termination of a lock-up period not to exceed one hundred eighty (180) days; or (d) or a combination of cash and the foregoing securities.

(2)	Mr. Mitchell served as Chief Financial Officer of the Company until May 16, 2011.
(3)	Ms. Burke was appointed as General Counsel on January 10, 2011.
(4)	Mr. Schnittker was appointed Chief Financial Officer of the Company on May 16, 2011.
(5)
The Company granted Mr. Schnittker options to purchase 200,000 shares of Common Stock on May 16, 2011. 25,000 shares vested on November 16, 2011 and an additional 12,500 shares are scheduled to vest every three months thereafter, beginning on February 16, 2012 and ending on November 16, 2014.

(6)
Consists of life insurance premiums paid by the Company on behalf of Dr. Mooney with respect to a life insurance policy benefitting Dr. Mooney’s spouse and $27,897.12 for club dues and fees paid on behalf of Dr. Mooney.

(7)
Harry G. Mitchell, the former Chief Operating Officer of the Company, resigned from that position in June 2011.  On August 25, 2011, Mr. Mitchell filed a complaint in the Norfolk County Superior Court in Massachusetts against the Company and Dr. Mooney, claiming, among other things, that he resigned for good reason (as defined under his employment agreement) and was therefore entitled to certain benefits and also to certain payments under state wage payment statutes.  The Company responded to the complaint by serving a partial motion to dismiss. On December 20, 2011, the Company and Dr. Mooney entered into a Settlement and Release Agreement (the “Settlement Agreement”) with Mr. Mitchell in order to allow the Company’s senior management team to focus its full attention on product development and business operations.  In accordance with Settlement Agreement, the Company paid Mr. Mitchell a settlement payment in the gross amount of $ 62,500 in December 2011.

2011 Grants of Plan-Based Awards

The following table presents information regarding the plan-based awards granted to our Named Executive Officers in 2011.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (1)	Exercise of Base Price of Option Awards ($/share)	All Other stock Awards (2)	Grant Date Fair Value of Stock and Option Awards ($)
Patrick T. Mooney, M.D.	2/28/11	—	—	350,000	$1,186,500
Harry G. Mitchell	2/28/11	—	—	100,000	339,000
Kimberly A. Burke	2/28/11	—	—	75,000	254,250
Christopher P. Schnittker	5/16/11	200,000	4.09	—	—

(1)
Amounts in this column reflect the aggregate grant date fair value of the option awards calculated in accordance with FASB ASC Topic 718. The options have a time-based vesting schedule with 25,000 shares vesting on November 16, 2011 and an additional 12,500 shares scheduled to vest every three months thereafter, beginning on February 16, 2012 and ending on November 16, 2014. These amounts do not necessarily correspond to the actual value that may be realized by the Named Executive Officers.

(2)
Amounts in this column reflect the aggregate grant date fair value of the restricted stock awards calculated in accordance with FASB ASC Topic 718. These amounts do not necessarily correspond to the actual value that may be realized by the Named Executive Officers.

2011 Outstanding Equity Awards at Fiscal Year-End

		Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unxercisable	Option Exercise Price ($)		Option Expiration Date	Number of shares that have not vested		Market Value of shares that have not vested
Patrick T. Mooney, M.D.	500,000		0.55	(1)	12/22/17
						350,000	(5)	$791,000
						375,000	(5)	$847,500
Harry G. Mitchell	—	—	—		—	—		—

Kimberly A. Burke	—	35,000	0.40	(2)	10/23/17	—		—
	—	65,000	0.40	(3)	6/30/18	—		—
	—	45,000	0.40	(4)	2/20/19	—		—
	—	—	—		—	50,000	(5)	113,000
	—	—	—		—	50,000	(5)	113,000
	—	—	—		—	75,000	(5)	169,500

Christopher P. Schnittker	—	200,000	4.09	(6)	5/16/21	—		—

(1)
The Company granted Dr. Mooney options to purchase 500,000 shares of Common Stock on December 22, 2007, all of which had vested as of April 20, 2011. On February 20, 2009, the Compensation Committee changed the exercise price of these non-qualified stock options from $1.39 per share to $.55 per share.

(2)
The Company granted Ms. Burke options to purchase 35,000 shares of Common Stock on October 23, 2007, all of which had vested as of April 13, 2012. On January 8, 2009, the Compensation Committee changed the exercise price of these non-qualified stock options to $.40 per share.

(3)
The Company granted Ms. Burke options to purchase 65,000 shares of Common Stock on June 30, 2008, all of which had vested as of April 13, 2012. On January 8, 2009, the Compensation Committee changed the exercise price of these incentive stock options to $.40 per share.

(4)	The Company granted Ms. Burke options to purchase 45,000 shares of Common Stock on February 20, 2009, all of which had vested as of April 13, 2012.

(5)
The restricted shares shall vest upon the first to occur of (i) FDA approval of our Symphony tCGM System; or (ii) the sale of all or substantially all of the assets of the Company or all or substantially all of the outstanding capital stock of the Company in exchange for liquid proceeds, which was defined as (a) cash; (b) securities which can be sold immediately on NYSE or NASDAQ; (c) securities which are or will be registered such that they can be sold upon on NYSE or NASDAQ upon termination of a lock-up period not to exceed one hundred eighty (180) days; or (d) or a combination of cash and the foregoing securities.

(6)
The Company granted Mr. Schnittker options to purchase 200,000 shares of Common Stock on May 16, 2011. 25,000 shares vested on November 16, 2011 and an additional 12,500 shares are scheduled to vest every three months thereafter, beginning on February 16, 2012 and ending on November 16, 2014.

Equity Compensation Plans

The following table summarizes our equity compensation plans as of December 31, 2011:

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by shareholders	2,245,104	$2.21	3,888,283
Equity compensation plans not approved by shareholders	1,150,000	$0.67	0
Total	3,395,104	$1.68	3,888,283

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management.  Based on such review and discussions described above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE
Vincent D. Enright, Chairman
William F. Grieco
James F. Smith

The information contained in the foregoing report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference into any of our previous or future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent specifically incorporated by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2011 with the Company’s management. The Audit Committee has discussed with Wolf & Company, P.C., the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended. The Audit Committee has received the written disclosures and the letter from Wolf & Company required by applicable requirements of the Public Company Accounting Oversight Board regarding Wolf and Company’s communications with the Audit Committee concerning independence and has discussed with Wolf & Company its independence. The Audit Committee also considered whether Wolf & Company’s provision of non-audit services to the Company is compatible with maintaining Wolf & Company’s independence. Based on the review and discussions described above, among other things, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the SEC.

AUDIT COMMITTEE
James F. Smith, Chairman
Vincent D. Enright
William F. Grieco

The information contained in the foregoing report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference into any of our previous or future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent specifically incorporated by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

SHAREHOLDER PROPOSALS FOR THE 2013 ANNUAL MEETING OF SHAREHOLDERS

Any proposal that a Company shareholder wishes to be considered for inclusion in our proxy statement and proxy card for our 2013 Annual Meeting of Shareholders (the “2013 Annual Meeting”) must be submitted to the Secretary of the Company at our offices at 8 Penn Center, 1628 JFK Boulevard, Suite 300, Philadelphia, Pennsylvania 19103, no later than January 7, 2013. In addition, such proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934.

If a Company shareholder wishes to present a proposal before the 2013 Annual Meeting, but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card, such shareholder must also give written notice to the Secretary of the Company at the address noted above. The Secretary must receive such notice no later than March 23, 2013. If a shareholder fails to provide timely notice of a proposal to be presented at the 2013 Annual Meeting, the proxies designated by our Board of Directors will have discretionary authority to vote on any such proposal.

COMMUNICATION WITH THE BOARD OF DIRECTORS

Shareholders may send written communications for the Board of Directors to the attention of the Secretary, Echo Therapeutics, Inc., 8 Penn Center, 1628 JFK Boulevard, Suite 300, Philadelphia, PA 19103. Any such communication should clearly indicate that it is intended for the Board of Directors and any communication intended for a particular Board member or committee should clearly state the intended recipient. All such communications will be relayed accordingly, except for mass mailings, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material.

ANNUAL REPORT ON FORM 10-K

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, including exhibits, is available without charge upon request. Requests for copies of the Annual Report on Form 10-K should be sent to the Secretary of the Company at our offices at 8 Penn Center, 1628 JFK Boulevard, Suite 300, Philadelphia, Pennsylvania 19103.

Our Board of Directors hopes that shareholders will attend our Annual Meeting. Whether or not you plan to attend, you are urged to vote your shares in advance in the manner most convenient for you. A prompt response will greatly facilitate arrangements for the Annual Meeting, and your cooperation will be appreciated. Shareholders who attend the Annual Meeting may vote their shares even though they have sent in their proxies.

By Order of the Board of Directors,

Kimberly A. Burke, Secretary
Philadelphia, Pennsylvania

May 7, 2012

Echo Therapeutics, Inc.

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

COMPANY #

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/ecte
Use the Internet to vote your proxy until 12:00 p.m. (CT) on June 19, 2012.

PHONE – 1-800-560-1965
Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on June 19, 2012.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

Please detach here

The Board of Directors Recommends a Vote FOR the Director nominees, FOR each of Items 2, 3, 4 and 6 and for "2 Years" for Item 5.

1. Election of Class 1 director: 01 James F. Smith, 02 William F. Grieco — ☐ Vote FOR all nominees (except as marked) ☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

IN HIS DISCRETION, THE PROXY IS AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT THEREOF.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE DIRECTOR NOMINEES AND "FOR" EACH OF PROPOSALS 2, 3, 4 and 6 and for "2 years" for Item 5.

Address Change? Mark box, sign, and indicate changes below: ☐

Date ____________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

Echo Therapeutics, Inc.

2012 ANNUAL MEETING OF SHAREHOLDERS

Wednesday, June 20, 2012
1:00 p.m. local time

proxy

This proxy is solicited by the Board of Directors for use at the Echo Therapeutics, Inc. 2012 Annual Meeting of Shareholders on June 20, 2012.

The undersigned, having received notice of the Annual Meeting of Shareholders and the Board of Directors' proxy statement therefore, and revoking all prior proxies, hereby appoint(s) Patrick T. Mooney, M.D. or following him, Christopher P. Schnittker, or following him, Kimberly A. Burke, attorney of the undersigned for and in the name(s) of the undersigned to attend the 2012 Annual Meeting of Shareholders of Echo Therapeutics, Inc. (the "Company") to be held on Wednesday, June 20, 2012, at 1:00 p.m., local time, at the offices of Echo Therapeutics, Inc., 8 Penn Center, 1628 JFK Blvd., Suite 300, Philadelphia, PA 19103, and any adjournments thereof, and there to vote and act upon the following matters proposed by the Company in respect of all shares of stock of the Company which the undersigned may be entitled to vote or act upon, with all the powers the undersigned would possess if personally present. None of the following proposals is conditioned upon the approval of any other proposal.

In his discretion, the proxy holder is authorized to vote upon such other matters as may properly come before the Annual Meeting or any adjournments thereof. The shares represented by this proxy will be voted as directed by the undersigned. **IF NO DIRECTION IS GIVEN WITH RESPECT TO ANY ELECTION TO OFFICE OR PROPOSAL, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.** Attendance of the undersigned at the Annual Meeting or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing.

See reverse for voting instructions.

Appendix A

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ECHO THERAPEUTICS, INC.

Echo Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”) hereby certifies as follows:

1. That the Corporation was originally incorporated under the name “Durham Pharmaceuticals Acquisition Co.” on September 10, 2007 pursuant to the DGCL.

2. Pursuant to Section 242 of the DGCL, the amendments and restatement herein set forth have been duly approved by the Board of Directors and stockholders of Echo Therapeutics, Inc.

3. Pursuant to Section 245 of the DGCL, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Amended and Restated Certificate of Incorporation of this Corporation.

        4. The text of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:

        FIRST:  The name of the Corporation is Echo Therapeutics, Inc.

        SECOND:  The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, 19808; and the name of the Corporation’s registered agent at such address is Corporation Service Company.

        THIRD:  The nature of the business or purposes to be conducted or promoted of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

        FOURTH:  The total number of shares of stock which the Corporation shall have authority to issue is 190,000,000 shares, consisting of 150,000,000 shares of Common Stock with a par value of $.01 per share (the “Common Stock”) and 40,000,000 shares of Preferred Stock with a par value of $.01 per share (the “Preferred Stock”).

        A.  Common Stock.

        1.  General.  All shares of Common Stock will be identical and will entitle the holders thereof to the same rights, powers and privileges. The rights, powers and privileges of the holders of the Common Stock are subject to and qualified by the rights of holders of the Preferred Stock.

        2.  Dividends.  Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

        3.  Dissolution, Liquidation or Winding Up.  In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, each issued and outstanding share of Common Stock shall entitle the holders thereof to receive an equal portion of the net assets of the Corporation available for distribution to the holders of Common Stock, subject to any preferential rights of any the outstanding Preferred Stock.

    4.  Voting Rights.  Except as otherwise required by law or this Certificate of Incorporation, each holder of Common Stock shall have one vote in respect of each share of stock held of record by such holder on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation. Except as otherwise required by law or provided herein, holders of Common Stock shall vote together with holders of the Preferred Stock as a single class, subject to any special or preferential voting rights of any then outstanding Preferred Stock. There shall be no cumulative voting.

    B.  Preferred Stock.

     The Preferred Stock may be issued in one or more series at such time or times and for such consideration or considerations as the Board of Directors of the Corporation may determine. Each series shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. Except as otherwise provided in this Certificate of Incorporation, different series of Preferred Stock shall not be construed to constitute different classes of shares for the purpose of voting by classes.

    The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the undesignated Preferred Stock in one or more series, each with such designations, preferences, voting powers (or special, preferential or no voting powers), relative, participating, optional or other special rights and privileges and such qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions adopted by the Board of Directors to create such series. The authority of the Board of Directors with respect to each such series shall include, without limitation of the foregoing, the right to provide that the shares of each such series may be: (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock of the Corporation at such price or prices or at such rates of exchange and with such adjustments, if any; (v) entitled to the benefit of such limitations, if any, on the issuance of additional shares of such series or shares of any other series of Preferred Stock; or (vi) entitled to such other preferences, powers, qualifications, rights and privileges, all as the Board of Directors may deem advisable and as are not inconsistent with law and the provisions of this Certificate of Incorporation.

    FIFTH:  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors of the Corporation. The number of directors which shall constitute the whole Board of Directors shall be determined by resolution of the Board of Directors, but in no event shall be less than three. The Directors of the Corporation shall be divided into three classes, designated Class I, Class II and Class III. All classes shall be as nearly equal in number of directors as possible. The term of office of Class I will expire at the first annual meeting of stockholders following the initial classification of directors, the term of office of Class II will expire at the second annual meeting of stockholders following the initial classification of directors, and the term of office of Class III will expire at the third annual meeting of stockholders following the initial classification of directors. Each director so classified shall hold office until the annual meeting at which his term expires and until his successor has been elected and qualified. The number of directors may be decreased at any time and from time to time by a majority of the directors then in office, but only to eliminate vacancies existing by reason of the death, resignation, removal or expiration of the term of one or more directors. The Board of Directors is authorized to assign members of the Board already in office to such classes as it may determine at the time the classification of the Board of Directors pursuant to this Certificate of Incorporation becomes effective.

        SIXTH:  In furtherance and not in limitation of the general powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, adopt, amend, alter or repeal the by-laws of the Corporation, except as specifically otherwise provided therein. The stockholders shall also have the power to adopt, amend or repeal the by-laws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the By-Laws of the Corporation.

    SEVENTH:  To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, no director (including any advisory director) of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of this paragraph SEVENTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

     EIGHTH:  Any action required or permitted to be taken by the stockholders at a stockholders’ meeting may be taken without a meeting by unanimous written consent signed by all the stockholders entitled to vote on such action.

    NINTH:  The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation is executed on behalf of the Company this ___day of June, 2012.

ECHO THERAPEUTICS, INC.

By:
Name: Patrick T. Mooney, M.D.
Title: Chief Executive Officer

Appendix B

ECHO THERAPEUTICS, INC.
2008 EQUITY INCENTIVE PLAN

Amended and Restated
as of June 20, 2012

-i-

ECHO THERAPEUTICS, INC.
2008 EQUITY INCENTIVE PLAN

WHEREAS, Echo Therapeutics, Inc. (the “Company”) hereby wishes to amend and restate the Echo Therapeutics, Inc. 2008 Equity Incentive Plan (the “Plan”);

NOW, THEREFORE, effective as of June 20, 2012, the Plan is hereby amended and restated under the following terms and conditions:

SECTION 1 -PURPOSE

The Plan is intended to provide a means whereby the Company may, through the grant of Awards to Employees, Consultants and Non-Employee Directors, attract and retain such individuals and motivate them to exercise their best efforts on behalf of the Company and of any Related Corporation.

SECTION 2 -DEFINITIONS

The following terms, when used herein, shall have the following meanings unless otherwise required by the context:

(a) “Award” shall mean an ISO, an NQSO or shares of Restricted Stock awarded by the Company to an Employee, a Consultant or a Non-Employee Director.

(b) “Award Agreement” shall mean a written document evidencing the grant of an Award, as described in Section 8.

(c) “Board” shall mean the Board of Directors of the Company.

(d) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e) “Committee” shall mean a committee which consists solely of not fewer than two directors of the Company who shall be appointed by, and serve at the pleasure of, the Board (taking into consideration the rules under Section 16(b) of the Exchange Act and the requirements of Code §162(m)).  In the event a committee has not been established, the entire Board shall be the Committee.

(f) “Common Stock” shall mean the common stock of the Company, par value $0.01 per share.

(g) “Company” shall mean Echo Therapeutics, Inc., a Delaware corporation.

(h) “Consultant” shall mean an individual who is not an Employee or a Non-Employee Director and who has entered into a consulting arrangement with the Company or a Related Corporation to provide bona fide services that (i) are not in connection with the offer or sale of securities in a capital-raising transaction, and (ii) do not directly or indirectly promote or maintain a market for the Company’s securities.

(i) “Employee” shall mean an officer or other employee of the Company or a Related Corporation.

(j) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(k) “Fair Market Value” shall mean the fair market value of a share of Common Stock, arrived at by a determination of the Committee under a method that complies with Code §422 (for ISOs) or Code §409A (for NQSOs) and any rules and regulations under such sections, and that is adopted by the Committee.  Fair Market Value shall be determined without regard to any “lapse restrictions,” as defined in Treas. Reg. §1.83-3(i) or any successor thereto.

(l) “Grantee” shall mean an Employee, a Consultant or a Non-Employee Director who has been granted an Award under the Plan.

(m) “ISO” shall mean an Option which, at the time such Option is granted, qualifies as an incentive stock option within the meaning of Code §422, unless the Award Agreement states that the Option will not be treated as an ISO.

(n) “Non-Employee Director” shall mean a director of the Company who is not an Employee.

(o) “NQSO” shall mean an Option which, at the time such Option is granted, does not qualify as an ISO, whether or not it is designated as a nonqualified stock option in the Award Agreement.

(p) “Option” shall mean an ISO or an NQSO, in either case which entitles the Grantee on exercise thereof to purchase shares of Common Stock at a specified exercise price.

(q) “Plan” shall mean the Echo Therapeutics, Inc. 2008 Equity Incentive Plan as set forth herein.

(r) “Related Corporation” shall mean either a “subsidiary corporation” of the Company, as defined in Code §424(f), or the “parent corporation” of the Company, as defined in Code §424(e).

(s) “Restricted Stock” shall mean Common Stock subject to restrictions determined by the Committee pursuant to Section 7.

(t) “Termination of Service” shall mean (i) with respect to an Award granted to an Employee, the termination of the employment relationship between the Employee and the Company and all Related Corporations; (ii) with respect to an Award granted to a Consultant, the termination of the consulting or advisory arrangement between the Consultant and the Company and all Related Corporations; and (iii) with respect to an Award granted to a Non-Employee Director, the cessation of the provision of services as a director of the Company and all Related Corporations; provided, however, that if the Grantee’s status changes from Employee, Consultant or Non-Employee Director to any other status eligible to receive an Award under the Plan, the Committee (subject to Section 12) may provide that no Termination of Service occurs for purposes of the Plan until the Grantee’s new status with the Company and all Related Corporations terminates.  For purposes of this subsection, if a Grantee is an Employee, Consultant or Non-Employee Director of a Related Corporation and not the Company, the Grantee shall incur a Termination of Service when such corporation ceases to be a Related Corporation, unless the Committee determines otherwise.  A Termination of Service shall not be deemed to have resulted by reason of a bona fide leave of absence approved by the Committee.

SECTION 3 - ADMINISTRATION

The Plan shall be administered by the Committee.  Each member of the Committee, while serving as such, shall be deemed to be acting in his or her capacity as a director of the Company.  The Committee shall have full authority, subject to the terms of the Plan, to select the Employees, Consultants and Non-Employee Directors to be granted Awards under the Plan, to grant Awards on behalf of the Company, and to set the date of grant and the other terms of such Awards in accordance with the terms of the Plan.  The Committee may correct any defect, supply any omission, and reconcile any inconsistency in the Plan and in any Award granted hereunder, in the manner and to the extent it deems desirable.  The Committee also shall have the authority (i) to establish such rules and regulations, not inconsistent with the provisions of the Plan, for the proper administration of the Plan, and to amend, modify or rescind any such rules and regulations, (ii) to adopt modifications, amendments, procedures, sub-plans and the like, which may be inconsistent with the provisions of the Plan, as are necessary to comply with the laws and regulations of other countries in which the Company operates in order to assure the viability of Awards granted under the Plan to individuals in such other countries, and (iii) to make such determinations and interpretations under, or in connection with, the Plan, as it deems necessary or advisable.  All such rules, regulations, determinations and interpretations shall be binding and conclusive upon the Company, its shareholders and all Grantees, upon their respective legal representatives, beneficiaries, successors and assigns, and upon all other persons claiming under or through any of them.  Except as otherwise required by the bylaws of the Company or by applicable law, no member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted under it.  In addition to the Committee, subject to the restrictions in Sections 6 and 7 below, and to the extent permitted by applicable law, the Board may delegate to one or more executive officers of the Company (who are also Board members) the power to grant Awards and exercise such other powers under the Plan as the Board may determine; provided, that the Board shall fix the maximum number of Awards to be granted by such executive officers and the maximum number of shares issuable to any one Participant pursuant to Awards granted by such executive officers.

SECTION 4 -STOCK

The maximum aggregate number of shares of Common Stock that may be delivered under the Plan is 10,000,000 shares (which is also the maximum aggregate number of shares that may be issued under the Plan through ISOs), subject to adjustment, as described in Section 9.  Shares delivered under the Plan may be authorized but unissued shares or reacquired shares, and the Company may purchase shares required for this purpose on the open market, from time to time, if it deems such purchase to be advisable.  Further, the maximum number of shares with respect to which Awards may be granted to any Employee under the Plan may not exceed 425,000 Shares per fiscal year of the Company.

If any Award expires, terminates for any reason, is cancelled, or is forfeited, the number of shares of Common Stock with respect to which such Award expired, terminated, was cancelled, or was forfeited, shall continue to be available for future Awards granted under the Plan.  If any Option is exercised by surrendering Common Stock to the Company or by withholding Common Stock as full or partial payment, or if tax withholding requirements are satisfied by surrendering Common Stock to the Company or by withholding Common Stock, only the number of shares issued net of Common Stock withheld or surrendered shall be deemed delivered for purposes of determining the maximum number of shares that remain available for grant under the Plan.

SECTION 5 - GRANTING OF AWARDS

The Committee may, on behalf of the Company, grant to Employees, Consultants and Non-Employee Directors such Awards as it, in its sole discretion, determines are warranted.  However, Consultants and Non-Employee Directors shall not be eligible to receive ISOs under the Plan.  More than one Award may be granted to an Employee, Consultant or Non-Employee Director under the Plan.

SECTION 6 - TERMS AND CONDITIONS OF OPTIONS

Options shall include expressly or by reference the following terms and conditions as well as such other provisions as the Committee shall deem desirable that do not cause the Option to be subject to Code §409A and that are not inconsistent with the provisions of the Plan and, for ISOs, Code §422(b).  The Board may delegate to a committee of the Board consisting of one or more Board members, who may be or include the Company’s Chief Executive Officer (the “CEO”) while the CEO is a member of the Board, the right to grant Options for compensation purposes, subject to the limits described in the last sentence of Section 3.  Any such delegation to a separate committee of the Board shall be set forth in a resolution duly adopted by the Board.  Notwithstanding the aforementioned, such committee of the Board may not grant an Option to the CEO if the committee is or includes the CEO.

(a) Number of Shares.  The Award Agreement shall state the number of shares of Common Stock to which the Option pertains.

(b) Exercise Price.  The Award Agreement shall state the exercise price which shall be determined and fixed by the Committee in its discretion, but the exercise price shall not be less than the higher of 100 percent (110 percent in the case of an ISO granted to a more-than-10-percent shareholder, as provided in subsection (i) below) of the Fair Market Value of a share of Common Stock on the date the Option is granted, or the par value thereof.

(c) Term.  The term of each Option shall be determined by the Committee, in its discretion; provided, however, that the term of each ISO shall be not more than 10 years (five years in the case of a more-than-10-percent shareholder, as provided in subsection (i) below) from the date of grant of the ISO.  Each Option shall be subject to earlier termination as provided in subsections (f), (g), and (h) below and in Section 11.

(d) Exercise.  An Option shall be exercisable in such installments, upon fulfillment of such conditions (such as performance-based requirements), or on such dates as the Committee may specify.  The Committee may accelerate the exercise date of an outstanding Option, in its discretion, if the Committee deems such acceleration to be desirable.

Any exercisable Option may be exercised at any time up to the expiration or termination of the Option.  Exercisable Options may be exercised, in whole or in part and from time to time, by giving notice of exercise to the Company at its principal office, specifying the number of shares to be purchased and accompanied by payment in full of the aggregate exercise price for such shares.  Only full shares shall be issued, and any fractional share which might otherwise be issuable upon exercise of an Option shall be forfeited.

The Committee, in its sole discretion, shall determine from the following alternatives the methods by which the exercise price may be paid:

(1) in cash or, if permitted by the Committee, its equivalent;

(2) in shares of Common Stock previously acquired by the Grantee;

(3) in shares of Common Stock newly acquired by the Grantee upon exercise of such Option (which shall constitute a disqualifying disposition in the case of an ISO);

(4) by delivering a properly executed notice of exercise of the Option to the Company and a broker, with irrevocable instructions to the broker promptly to deliver to the Company the amount of sale or loan proceeds necessary to pay the exercise price of the Option;

(5) if the Committee so determines, at the date of grant in the case of an ISO, or at or after the date of grant in the case of an NQSO, and if the Optionee thereafter so requests, (i) the Company will loan the Optionee the money required to pay the exercise price of the Option; (ii) any such loan to an Optionee shall be made only at the time the Option is exercised; and (iii) the loan will be made on the Optionee’s personal, negotiable, full recourse promissory note, bearing interest at the lowest rate which will avoid the imputation of interest under Code §7872, with a pledge of the Common Stock acquired upon exercise, and including such other terms as the Committee may prescribe; or

(6) in any combination of paragraphs (1), (2), (3), (4) and (5) above.

In the event the exercise price is paid, in whole or in part, with shares of Common Stock, the portion of the exercise price so paid shall be equal to the aggregate Fair Market Value (determined as of the date of exercise of the Option) of the Common Stock used to pay the exercise price.

(e) ISO Annual Limit.  The aggregate Fair Market Value (determined as of the date the ISO is granted) of the Common Stock with respect to which ISOs are exercisable for the first time by an Employee during any calendar year (counting ISOs under this Plan and under any other stock option plan of the Company or a Related Corporation) shall not exceed $100,000.  If an Option intended as an ISO is granted to an Employee and the Option may not be treated in whole or in part as an ISO pursuant to the $100,000 limit, the Option shall be treated as an ISO to the extent it may be so treated under the limit and as an NQSO as to the remainder.  For purposes of determining whether an ISO would cause the limitation to be exceeded, ISOs shall be taken into account in the order granted.

(f) Termination of Service for a Reason Other Than Death or Disability.  If a Grantee’s Termination of Service occurs prior to the expiration date fixed for his or her Option for any reason other than death or disability, such Option may be exercised by the Grantee at any time prior to the earlier of (i) the expiration date specified in the Award Agreement, or (ii) three months after the date of such Termination of Service (unless the Award Agreement provides a different expiration date in the case of such a termination).  Such Option may be exercised to the extent of the number of shares with respect to which the Grantee could have exercised it on the date of such Termination of Service, or to any greater extent permitted by the Committee, and shall terminate with respect to the remaining shares.

(g) Disability.  If a Grantee becomes disabled (within the meaning of  Code §22(e)(3)) prior to the expiration date fixed for his or her Option, and the Grantee’s Termination of Service occurs as a consequence of such disability, such Option may be exercised by the Grantee at any time prior to the earlier of (i) the expiration date specified in the Award Agreement, or (ii) one year after the date of such Termination of Service (unless the Award Agreement provides a different expiration date in the case of such a termination).  Such Option may be exercised to the extent of the number of shares with respect to which the Grantee could have exercised it on the date of such Termination of Service, or to any greater extent permitted by the Committee, and shall terminate with respect to the remaining shares.  In the event of the Grantee’s legal disability, such Option may be exercised by the Grantee’s legal representative.

(h) Death.  If a Grantee’s Termination of Service occurs as a result of death prior to the expiration date fixed for his or her Option, or if the Grantee dies following his or her Termination of Service but prior to the expiration of the period determined under subsection (f) or subsection (g) above (including any extension of such period provided in the Award Agreement), such Option may be exercised by the Grantee’s estate, personal representative, or beneficiary who acquired the right to exercise such Option by bequest or inheritance or by reason of the death of the Grantee.  Such post-death exercise may occur at any time prior to the earlier of (i) the expiration date specified in the Award Agreement, or (ii) one year after the date of the Grantee’s death (unless the Award Agreement provides a different expiration date in the case of death).  Such Option may be exercised to the extent of the number of shares with respect to which the Grantee could have exercised it on the date of his or her death, or to any greater extent permitted by the Committee, and shall terminate with respect to the remaining shares.

(i) More-Than-10-Percent Shareholder.  If, after applying the attribution rules of Code §424(d), the Grantee owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or of a Related Corporation immediately before an ISO is granted to him or her, the exercise price for the ISO shall be not less than 110 percent of the Fair Market Value of the optioned shares of Common Stock on the date the ISO is granted, and such ISO, by its terms, shall not be exercisable after the expiration of five years from the date the ISO is granted.  The conditions set forth in this subsection shall not apply to NQSOs.

SECTION 7 - RESTRICTED STOCK

(a) General Requirements.  Restricted Stock may be issued or transferred for consideration or for no consideration, as determined by the Committee.  If for consideration, payment may be in cash or check (acceptable to the Committee), bank draft, or money order payable to the order of the Company.  The Board may delegate to a committee of the Board consisting of one or more Board members, who may be or include the CEO while the CEO is a member of the Board, the right to grant Restricted for compensation purposes, subject to the limits described in the last sentence of Section 3.  Any such delegation to a separate committee of the Board shall be set forth in a resolution duly adopted by the Board.  Notwithstanding the aforementioned, such committee of the Board may not grant Restricted Stock to the CEO if the committee is or includes the CEO.

(b) Shareholder Rights.  Each Grantee who receives Restricted Stock shall have all of the rights of a shareholder with respect to such shares, subject to the restrictions set forth in subsection (c) below, including the right to vote the shares and receive dividends and other distributions.  Any shares of Common Stock or other securities received by a Grantee with respect to a share of Restricted Stock as a stock dividend, or in connection with a stock split or combination, share exchange or other recapitalization, shall have the same status and be subject to the same restrictions as such Restricted Stock.  Any cash dividends with respect to a Grantee’s Restricted Stock shall be paid to the Grantee at the same time as such dividends are paid to other shareholders.  Unless the Committee determines otherwise, certificates evidencing shares of Restricted Stock will remain in the possession of the Company until such shares are free of all restrictions under the Plan and the Grantee has satisfied any federal, state and local tax withholding obligations applicable to such shares.

(c) Restrictions.  Except as otherwise specifically provided in the Plan, Restricted Stock may not be sold, assigned, transferred, pledged, or otherwise encumbered or disposed of, and if the Grantee incurs a Termination of Service for any reason, must be offered to the Company for purchase for the amount paid for the shares of Common Stock, or forfeited to the Company if nothing was so paid.

(d) Lapse of Restrictions.  The restrictions described in subsection (c) above shall lapse at such time or times, and on such conditions (such as performance-based requirements), as the Committee may specify.

(e) Notice of Tax Election.  Any Grantee making an election under Code §83(b) for the immediate recognition of income attributable to the award of Restricted Stock must provide a copy thereof to the Company within 10 days of the filing of such election with the Internal Revenue Service.

SECTION 8 - AWARD AGREEMENTS

Awards granted under the Plan shall be evidenced by Award Agreements in such form as the Committee shall from time to time approve, and containing such provisions as the Committee shall deem advisable that are not inconsistent with the provisions of the Plan, Code §409A and, for ISOs, Code §422(b).  The Award Agreements shall specify the type of Award granted.  Each Grantee shall enter into, and be bound by, an Award Agreement as soon as practicable after the grant of an Award.

SECTION 9 - ADJUSTMENT IN CASE OF CHANGES IN COMMON STOCK

The following shall be adjusted to reflect any stock dividend, stock split, reverse stock split, spin-off, distribution, recapitalization, share combination or reclassification, or similar change in the capitalization of the Company:

(a) The maximum number and type of shares under the limit set forth in Section 4; and

(b) The number and type of shares issuable upon exercise or vesting of outstanding Options under the Plan (as well as the option price per share under outstanding Options); provided, however, that (i) no such adjustment shall be made to an outstanding ISO if such adjustment would constitute a modification under Code §424(h), unless the Grantee consents to such adjustment, and (ii) no such adjustment shall be made to an outstanding Option if such adjustment would cause the Option to be subject to Code §409A.

In the event any such change in capitalization cannot be reflected in a straight mathematical adjustment of the number of shares issuable upon the exercise or vesting of outstanding Options, the Committee shall make such adjustments as are appropriate to reflect most nearly such straight mathematical adjustment.  Such adjustments shall be made only as necessary to maintain the proportionate interest of Grantees, and preserve, without exceeding, the value of Awards.  For purposes of this Section, Restricted Stock shall be treated in the same manner as issued shares of Common Stock not subject to restrictions.

SECTION 10 - CHANGE IN CONTROL

(a) Full Vesting.  Notwithstanding any other Section of this Plan, outstanding Restricted Stock shall become fully vested and outstanding Options shall become fully vested and exercisable upon a Change in Control unless the Award Agreement evidencing such Awards provides otherwise.  However, this Section shall not increase the extent to which an Award is vested or exercisable if the Grantee’s Termination of Service occurs prior to the Change in Control.

(b) Definition.  “Change in Control” means the date on which any of the following events occur:

(1) Any person (a “Person”), as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than (i) the Company and/or its wholly owned subsidiaries; (ii) any “employee stock ownership plan” (as that term is defined in Code §4975(e)(7)) or other employee benefit plan of the Company and any trustee or other fiduciary in such capacity holding securities under such plan; (iii) any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company; or (iv) any other Person who, within the one year prior to the event which would otherwise be a Change in Control, is an executive officer of the Company or any group of Persons of which he or she voluntarily is a part), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(2) During any two-year period after the effective date of this Plan, directors of the Company in office at the beginning of such period plus any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction within the purview of paragraph (1) above or paragraph (3) below) whose election by the Board or whose nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, shall cease for any reason to constitute at least a majority of the Board;

(3) The consummation of (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which the Company’s common stock would be converted into cash, securities and/or other property, other than a merger of the Company in which holders of common stock immediately prior to the merger have the same proportionate ownership of voting securities of the surviving corporation immediately after the merger as they had in the common stock immediately before; or (ii) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets or earning power of the Company; or

(4) The Company’s shareholders or the Board shall approve the liquidation or dissolution of the Company.

SECTION 11 - CERTAIN CORPORATE TRANSACTIONS

In the event of a corporate transaction (such as, for example, a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation), the surviving or successor corporation shall assume each outstanding Award or substitute a new award of the same type for each outstanding Award; provided, however, that, in the event of a proposed corporate transaction, the Committee may terminate all or a portion of the outstanding Awards, effective upon the closing of the corporate transaction, if it determines that such termination is in the best interests of the Company.  If the Committee decides so to terminate outstanding Options, the Committee shall give each Grantee holding an Option to be terminated not less than seven days’ notice prior to any such termination, and any Option which is to be so terminated may be exercised (if and only to the extent that it is then exercisable under the terms of the Award Agreement and Section 10) up to, and including the date immediately preceding such termination.  Further, the Committee may in its discretion accelerate, in whole or in part, the date on which any or all Awards become exercisable or vested (to the extent such Award is not fully exercisable or vested pursuant to the Award Agreement or Section 10).

The Committee also may, in its discretion, change the terms of any outstanding Award to reflect any such corporate transaction, provided that (i) in the case of ISOs, such change would not constitute a “modification” under Code §424(h), unless the Grantee consents to the change, and (ii) no such adjustment shall be made to an outstanding Option if such adjustment would cause the Option to become subject to Code §409A.

SECTION 12 - AMENDMENT OF THE PLAN AND OUTSTANDING AWARDS

The Board, pursuant to resolution, may amend or suspend the Plan, and, except as provided below, the Committee may amend an outstanding Award in any respect whatsoever and at any time; provided, however, that the following amendments shall require the approval of shareholders:

(1) A change in the class of employees eligible to participate in the Plan with respect to ISOs; and

(2) Except as permitted under Section 9, an increase in the maximum number of shares of Common Stock with respect to which ISOs may be granted under the Plan.

If the Fair Market Value of Common Stock subject to an Option has declined since the Option was granted, the Committee, in its sole discretion, may reduce the exercise price (or the amount over which appreciation is measured) of any (or all) such Option(s), or cancel any (or all) such Option(s) in exchange for cash or the grant of new Awards; provided that any such reduction or cancellation and re-grant does not cause the Option to become subject to Code §409A.  Except as provided in Section 11, no amendment or suspension of an outstanding Award shall (i) adversely affect the rights of the Grantee or cause the modification (within the meaning of Code §424(h)) of an ISO, without the consent of the Grantee affected thereby, or (ii) cause an Option to become subject to Code §409A.

SECTION 13 - TERMINATION OF PLAN; CESSATION OF ISO GRANTS

The Board, pursuant to resolution, may terminate the Plan at any time and for any reason.  No ISOs shall be granted hereunder after the 10th anniversary of the date the Plan was adopted or the date the Plan was approved by the shareholders of the Company, whichever was earlier.  Nothing contained in this Section, however, shall terminate or affect the continued existence of rights created under Awards granted hereunder which are outstanding on the date the Plan is terminated and which by their terms extend beyond such date.

SECTION 14 - MISCELLANEOUS

(a) Effective Date.  This Plan shall become effective on April 1, 2008; provided, however, that if the Plan is not approved by the shareholders of the Company within 12 months before or after the date the Plan is adopted by the Board, all ISOs granted hereunder shall be null and void and no additional ISOs shall be granted hereunder.

(b) Rights.  Neither the adoption of the Plan nor any action of the Board or the Committee shall be deemed to give any individual any right to be granted an Award, or any other right hereunder, unless and until the Committee shall have granted such individual an Award, and then his or her rights shall be only such as are provided in the Award Agreement.  Notwithstanding any provisions of the Plan or the Award Agreement with an Employee, the Company and any Related Corporation shall have the right, in its discretion but subject to any employment contract entered into with the Employee, to retire the Employee at any time pursuant to its retirement rules or otherwise to terminate his or her employment at any time for any reason whatsoever, or for no reason.  A Grantee shall have no rights as a shareholder with respect to any shares covered by his or her Award until the issuance of a stock certificate to him or her for such shares, except as otherwise provided under Section 7(b) (regarding Restricted Stock).

(c) Indemnification of Board and Committee.  Without limiting any other rights of indemnification which they may have from the Company and any Related Corporation, the members of the Board and the members of the Committee shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any claim, action, suit, or proceeding to which they or any of them may be a party by reason of any action taken or failure to act under, or in connection with, the Plan, or any Award granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit, or proceeding, except a judgment based upon a finding of willful misconduct or recklessness on their part.  Upon the making or institution of any such claim, action, suit, or proceeding, the Board or Committee member shall notify the Company in writing, giving the Company an opportunity, at its own expense, to handle and defend the same before such Board or Committee member undertakes to handle it on his or her own behalf.  The provisions of this Section shall not give members of the Board or the Committee greater rights than they would have under the Company’s by-laws or the applicable law of the Company’s jurisdiction of incorporation.

(d) Transferability; Registration.  No ISO or Restricted Stock shall be assignable or transferable by the Grantee other than by will or by the laws of descent and distribution.  During the lifetime of the Grantee, an ISO shall be exercisable only by the Grantee or, in the event of the Grantee’s legal disability, by the Grantee’s guardian or legal representative.  Except as provided in a Grantee’s Award Agreement, such limits on assignment, transfer and exercise shall also apply to NQSOs.

If the Grantee so requests at the time of exercise of an Option or at the time of grant of Restricted Stock, the certificate(s) shall be registered in the name of the Grantee and the Grantee’s spouse jointly, with right of survivorship.

(e) Deferrals.  The Committee may permit or require Grantees to defer receipt of any Common Stock issuable upon the lapse of the restriction period applicable to Restricted Stock, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits into deferred Common Stock equivalents.  In no event, however, shall such deferrals be permitted unless the Grantee’s Award Agreement specifically permits deferrals under this Section.

(f) Listing and Registration of Shares.  Each Award shall be subject to the requirement that, if at any time the Committee shall determine, in its discretion, that the listing, registration, or qualification of the shares of Common Stock covered thereby upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Award or the purchase of shares of Common Stock thereunder, or that action by the Company, its shareholders, or the Grantee should be taken in order to obtain an exemption from any such requirement or to continue any such listing, registration, or qualification, no Option may be exercised, in whole or in part, and no Restricted Stock may be awarded, unless and until such listing, registration, qualification, consent, approval, or action shall have been effected, obtained, or taken under conditions acceptable to the Committee.  Without limiting the generality of the foregoing, each Grantee or his or her legal representative or beneficiary may also be required to give satisfactory assurance that such person is an eligible purchaser under applicable securities laws, and that the shares purchased or granted pursuant to the Award shall be for investment purposes and not with a view to distribution; certificates representing such shares may be legended accordingly.

(g) Withholding and Use of Shares to Satisfy Tax Obligations.  The obligation of the Company to deliver shares of Common Stock upon the exercise of any Option or upon the vesting of Restricted Stock shall be subject to applicable federal, state, and local tax withholding requirements.  If the exercise of any Option or the vesting of Restricted Stock is subject to the withholding requirements of applicable federal, state or local tax law, the Committee, in its discretion, may permit or require the Grantee to satisfy the federal, state and/or local withholding tax, in whole or in part, by electing to have the Company withhold shares of Common Stock (or by returning previously acquired shares of Common Stock to the Company); provided, however, that the Company may limit the number of shares withheld to satisfy the tax withholding requirements with respect to any Award to the extent necessary to avoid adverse accounting consequences.  Shares of Common Stock shall be valued, for purposes of this subsection, at their Fair Market Value (determined as of the date the amount attributable to the exercise or vesting of the Award is includible in income by the Grantee under Code §83).  The Committee shall adopt such withholding rules as it deems necessary to carry out the provisions of this subsection.

(h) Application of Funds.  Any cash received in payment for shares pursuant to an Award shall be added to the general funds of the Company.  Any Common Stock received in payment for shares shall become treasury stock.

(i) No Obligation to Exercise Option.  The granting of an Option shall impose no obligation upon a Grantee to exercise such Option.

(j) Governing Law.  The Plan shall be governed by the applicable Code provisions to the maximum extent possible.  Otherwise, the laws of the Company’s jurisdiction of incorporation shall govern the operation of, and the rights of Grantees under, the Plan, and Awards granted thereunder.

(k) Unfunded Plan.  The Plan, insofar as it provides for Awards, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan.  Any liability of the Company to any person with respect to any Award under this Plan shall be based solely upon any contractual obligations that may be created pursuant to the Plan.  No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.